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                                                                    Exhibit 10.3
================================================================================


                            ASSET PURCHASE AGREEMENT


                                 by and between


                      MOTOROLA (CHINA) ELECTRONICS LIMITED


                                       and


                           SEMICONDUCTOR MANUFACTURING
                            INTERNATIONAL CORPORATION


                         DATED AS OF SEPTEMBER 23, 2003


================================================================================

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1  DEFINITIONS.........................................................2

ARTICLE 2  THE ASSET PURCHASE AND SALE........................................12

   2.1     Purchase and Sale..................................................12
   2.2     Purchased Assets...................................................12
   2.3     Excluded Assets....................................................13
   2.4     Intellectual Property Matters......................................14
   2.5     Commercial Matters.................................................14
   2.6     Equity Matters.....................................................14
   2.7     Non-Assignable Contracts...........................................14
   2.8     Assumption of Liabilities..........................................15
   2.9     Excluded Liabilities...............................................15
   2.10    Consideration......................................................16
   2.11    Purchase Price Allocation..........................................16

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLER...........................17

   3.1     Organization and Qualification.....................................17
   3.2     Due Execution......................................................17
   3.3     Non-contravention..................................................17
   3.4     Taxes..............................................................18
   3.5     Litigation.........................................................18
   3.6     Title to Tangible Assets...........................................19
   3.7     Compliance with Laws...............................................19
   3.8     Contracts and Commitments..........................................19
   3.9     Environmental Matters..............................................20
   3.10    Real Property Rights...............................................21
   3.11    Permits............................................................22
   3.12    Brokers' Fees......................................................22
   3.13    Sufficiency of the Purchased Assets................................22
   3.14    Warranty Disclaimer................................................23
   3.15    Insurance..........................................................23
   3.16    No Material Changes................................................24
   3.17    Employee Matters...................................................24
   3.18    No Notices.........................................................24

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF BUYER............................25

   4.1     Organization and Qualification.....................................25
   4.2     Due Execution......................................................25
   4.3     Non-contravention..................................................25
   4.4     Litigation.........................................................26
   4.5     Brokers' Fees......................................................26
   4.6     Series C Financing.................................................26

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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

ARTICLE 5  CLOSING............................................................27

   5.1     Pre-Closing and Closing............................................27
   5.2     Deliveries at Closing by Seller....................................27
   5.3     Deliveries at Closing by Buyer.....................................28

ARTICLE 6  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS........................28

   6.1     Accuracy of Representations and Fulfillment of Covenants...........28
   6.2     Suit or Action.....................................................29
   6.3     No Order...........................................................29
   6.4     Consents...........................................................29
   6.5     Compliance with Laws...............................................29
   6.6     Delivery of Documents..............................................29
   6.7     Opinion of Counsel.................................................29
   6.8     Material Adverse Effect............................................29
   6.9     Customs Duty Exemption.............................................29
   6.10    Building and Land Certificates.....................................30
   6.11    Real Property Transfer Arrangements................................30
   6.12    Series D Preference Share Purchase Agreement.......................30

ARTICLE 7  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER......................30

   7.1     Accuracy of Representations and Fulfillment of Covenants...........30
   7.2     Suit or Action.....................................................30
   7.3     No Order...........................................................31
   7.4     Consents...........................................................31
   7.5     Compliance with Laws...............................................31
   7.6     Delivery of Documents..............................................31
   7.7     Bank Loan..........................................................31
   7.8     Opinion of Counsel.................................................31
   7.9     Material Adverse Effect............................................31
   7.10    Establishment of Subsidiary........................................31
   7.11    Customs Duty Exemption.............................................32
   7.12    Real Property Transfer Arrangements................................32
   7.13    Series D Preference Share Purchase Agreement.......................32

ARTICLE 8  CERTAIN PRE-CLOSING OBLIGATIONS....................................32

   8.1     Further Assurances and Cooperation.................................32
   8.2     Access.............................................................33
   8.3     Insurance..........................................................33
   8.4     Notification of Certain Matters....................................33
   8.5     Formation of SMIC Tianjin..........................................34
   8.6     Actions of Seller and Conduct of MOS 17 Operations Prior
           to the Closing Date................................................34
   8.7     Termination Fees...................................................35
   8.8     Customs Duty Exemption.............................................36

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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

   8.9     Building and Land Certificates.....................................36

ARTICLE 9  EMPLOYEE MATTERS...................................................36

   9.1     Transferred Employees..............................................36
   9.2     Temporary Assignment of Seller Employees to Buyer-Sub..............39

ARTICLE 10 CERTAIN CLOSING AND POST-CLOSING OBLIGATIONS.......................39

   10.1    Contribution of Assets.............................................39
   10.2    Records and Documents..............................................40
   10.3    Certain Export Matters.............................................41
   10.4    Environmental Permits..............................................41
   10.5    Further Assurances.................................................41

ARTICLE 11 INDEMNITY AND SURVIVAL OF REPRESENTATIONS..........................41

   11.1    Survival...........................................................41
   11.2    Indemnification....................................................42
   11.3    Limits on Indemnification Obligation...............................42
   11.4    Notice and Defense of Third Party Claims...........................43
   11.5    Exclusivity of Remedy..............................................44

ARTICLE 12 TERMINATION OF AGREEMENT...........................................44

   12.1    Termination or Abandonment.........................................44
   12.2    Effect of Termination..............................................45

ARTICLE 13 GENERAL PROVISIONS.................................................45

   13.1    Expenses...........................................................45
   13.2    Notices............................................................45
   13.3    Nondisclosure and Publicity........................................46
   13.4    Risk of Loss.......................................................48

ARTICLE 14 DISPUTES...........................................................48

   14.1    Amicable Resolution................................................48
   14.2    Consultation.......................................................48
   14.3    Arbitration........................................................48
   14.4    Arbitral Proceedings...............................................49
   14.5    Arbitration Expenses...............................................49
   14.6    Binding Award......................................................49
   14.7    Service of Process.................................................49
   14.8    Waiver of Immunity.................................................49
   14.9    Equitable Relief...................................................49

ARTICLE 15 MISCELLANEOUS......................................................49

   15.1    Limitation on Liability............................................49
   15.2    Governing Law......................................................50
   15.3    Entire Agreement; Amendment........................................50

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                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

   15.4    Successors and Assigns.............................................50
   15.5    Headings...........................................................50
   15.6    Schedules; Exhibits................................................50
   15.7    Counterparts.......................................................50
   15.8    Gender and Number..................................................50
   15.9    Severability.......................................................50
   15.10   No Third Party Beneficiaries.......................................50
   15.11   No Waiver..........................................................51
   15.12   Language...........................................................51

                             SCHEDULES AND EXHIBITS

Schedules

   Schedule 1.1(a)         Seller's Knowledge
   Schedule 1.1(b)         Buyer's Knowledge
   Schedule 1.1(c)         Construction Materials
   Schedule 2.2(a)         Tangible Assets
   Schedule 2.2(c)         Assigned Contracts
   Schedule 2.2(e)         Transferred Real Property Rights
   Schedule 2.2(f)         Warranty Rights
   Schedule 2.2(g)         Transferred Expat Houses
   Schedule 2.2(h)         Transferred Cars
   Schedule 2.2(i)         Transferred Computers
   Schedule 2.2(j)         Transferred Employee Computers
   Schedule 2.3(g)         Excluded Tangible Assets
   Schedule 2.3(n)         Excluded Employee Computers
   Schedule 2.11           Purchase Price Allocation Schedule
   Schedule 5.2(d)         Key Assigned Contracts
   Schedule 6.4            Consents
   Schedule 9.1(a)(1)      MOS 17 PRC Employees
   Schedule 9.1(a)(2)      MOS 17 Expatriate Employees
   Schedule 9.1(a)(iv)     Compensation Exceptions

Exhibits

   Exhibit A-1             Seller's Schedule of Exceptions
   Exhibit A-2             Buyer's Schedule of Exceptions

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is entered into as of this 23rd day of September, 2003, by and between MOTOROLA (CHINA) ELECTRONICS LIMITED ("Seller"), a wholly foreign-owned enterprise formed in the Tianjin Economic Technological Development Area in Tianjin, China, in accordance with the laws of the People's Republic of China and an indirect wholly owned subsidiary of Motorola, Inc., a Delaware corporation ("Motorola"), and SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION ("Buyer"), a company organized under the laws of the Cayman Islands.

                                    RECITALS

     WHEREAS, Seller currently owns and operates a wafer fabrication facility known as "MOS 17" and a semiconductor assembly and test facility known as "BAT 3," both of which are located in the Xiqing Economic Development Zone in Tianjin, China;

     WHEREAS, Seller wishes to sell and transfer to Buyer, and Buyer wishes to purchase and accept from Seller, the MOS 17 facility and certain of its related assets that are described in Section 2.2 as the "Purchased Assets," on the terms and subject to the conditions of this Agreement;

     WHEREAS, Seller wishes to sell and transfer to Buyer, and Buyer wishes to assume from Seller, those certain liabilities relating to the MOS 17 facility that are described in Section 2.8 as the "Assumed Liabilities," on the terms and subject to the conditions of this Agreement;

     WHEREAS, as consideration for the Purchased Assets and the Assumed Liabilities, at the Closing, Buyer will issue and sell to Seller 82,857,143 shares of its Series D Preference Shares and Warrants to purchase an additional 8,285,714 Series D Preference Shares, pursuant to the terms and conditions of the Series D Preference Share Purchase Agreement, which shall be entered into concurrently with the execution of this Agreement;

     WHEREAS, as consideration for the payment of USD$30,000,000 by Motorola to Buyer pursuant to the terms and conditions of a Funding Letter Agreement between Motorola and Buyer, Buyer will issue to Motorola 8,571,429 shares of its Series D Preference Shares and Warrants to purchase an additional 857,143 Series D Preference Shares, pursuant to the terms and conditions of the Series D Preference Share Purchase Agreement;

     WHEREAS, promptly following the date of this Agreement but in any event prior to the Closing, Buyer shall form a wholly foreign-owned enterprise in Tianjin, China in accordance with the laws of the People's Republic of China ("PRC") which shall be a direct wholly owned subsidiary of Buyer ("Buyer-Sub");

     WHEREAS, at the Closing, Buyer shall cause the Purchased Assets and Assumed Liabilities to be contributed to Buyer-Sub;

     WHEREAS, Buyer and Motorola intend to enter into a Technology Transfer and License Agreement, a Patent License Agreement, an IP Assistance Agreement and an IP Letter Agreement (collectively, the "IP Agreements") concurrently with the Closing, for purposes of causing the transfer of certain technology, the exchange of certain licenses and the provision of certain intellectual property assistance, and as consideration for such technology transfer, license exchange and intellectual property assistance, at the Closing, Buyer will issue and sell to Motorola 11,428,571 shares of its Series D Preference Shares and Warrants to purchase an additional 1,142,857 Series D Preference Shares, pursuant to the terms and conditions of the Series D Preference Share Purchase Agreement;

     WHEREAS, Seller, Buyer and/or Buyer-Sub, as the case may be, intend to enter into a Consignment Agreement and a Transition Services Agreement concurrently with the execution of this Agreement, and a Long-Term Services Agreement concurrently with the Closing, for purposes of addressing certain short term transitional services and certain long term services between the parties, which are not otherwise directly addressed herein;

     WHEREAS, Seller and Buyer intend to enter into a Real Property Rights Assignment Agreement for purposes of addressing the division of real property rights between the parties;

     WHEREAS, Buyer and Motorola intend to enter into a Master Foundry Agreement concurrently with the execution of this Agreement, to be effective upon the Closing, for purposes of establishing a strategic supplier relationship whereby Buyer will utilize its capacity to manufacture certain semiconductor products for Motorola; and

     WHEREAS, Motorola intends to execute a Guaranty in favor of Buyer concurrently with the execution of this Agreement, for purposes of guaranteeing the obligations of Seller as more fully described therein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     As used in this Agreement, the following capitalized terms shall have the meanings set forth or referenced below:

           "Acquisition Proposal" shall have the meaning set forth in Section 8.6(c).

           "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person.

           "Agreement" shall mean this Asset Purchase Agreement and all Schedules and Exhibits attached hereto.

           "Air Product Contracts" shall have the meaning set forth in Section 8.7.

           "Assigned Contracts" shall have the meaning set forth in Section 2.2(c).

           "Assignment and Assumption Agreement" shall mean the assignment and assumption agreement to be entered into between Buyer and Seller, effective as of the Closing Date.

           "Assumed Environmental Liabilities" shall mean liabilities with respect to: (a) Post-Closing Contamination; (b) the exposure of any Person to Post-Closing Contamination in the course of or as a consequence of any activities of the Facility, the Purchased Assets or the MOS 17 Operations on or after the Closing Date; (c) the violation of Environmental Laws resulting from, caused by and attributable to the activities of the Facility, the Purchased Assets or the MOS 17 Operations on or after the Closing Date; (d) any claims, actions, suits, arbitrations, proceedings or investigations brought or threatened by any third party, including, without limitation, Governmental Authorities, with respect to sections (a) through (c) above; and/or (e) any fees, charges, levies, taxes, compensation or damages with respect to sections
(a) through (c) above, except in each instance where such presence, exposure, violation, claims, demands and fees in sections (a) to (e) above are relating to or caused by the activities of the Seller prior to the Closing Date.

           "Assumed Liabilities" shall have the meaning set forth in
Section 2.8.

           "BAT 3" shall mean Seller's physical semiconductor assembly and test facility located in the Xiqing Economic Development Zone in Tianjin, China, as shown in the map on Schedule 2.2(e).

           "Bill of Sale" shall mean the bill of sale to be executed by Seller and agreed and acknowledged by Buyer, effective as of the Closing Date.

           "Building and Land Certificates" shall mean the building ownership and land use certificates to be issued by the Land Authorities evidencing Seller's and Buyer's respective building and land use rights reflecting the division of the site and the transfer of the Transferred Real Property Rights and the Transferred Expat Houses to Buyer.

           "Business Contracts" shall have the meaning set forth in Section 3.8.

           "Buyer" shall have the meaning set forth in the preamble.

           "Buyer Indemnitees" shall have the meaning set forth in Section 11.2(b).

           "Buyer-Sub" shall have the meaning set forth in the recitals.

           "Cap Amount" shall have the meaning set forth in Section 11.3(a).

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           "Closing" shall have the meaning set forth in Section 5.1(b).

           "Closing Date" shall have the meaning set forth in Section 5.1(b).

           "Confidential Information" shall mean all information relating to financial information, trade secrets, processes, patents or trademark applications, product development, operations, methods and product development techniques of the other party and any other information of one party provided to the other party in connection with the transactions contemplated by the Transaction Agreements that are in such other party's possession on the Closing Date. With respect to Seller, Confidential Information also includes all information of Seller or its Affiliates that relates to the Excluded Assets or the Excluded Liabilities. With respect to Buyer, Confidential Information shall not include the Transferred Documents and Records. For purposes of clarification, Confidential Information shall not include information exchanged between the parties in connection with the Consignment Agreement, the Master Foundry Agreement or the IP Agreements, which information shall be treated in accordance with the terms and conditions of the confidentiality provisions in those respective agreements.

           "Consignment Agreement" shall mean the consignment agreement between Buyer, Seller and Motorola dated as of the date hereof.

           "Construction Materials" shall mean the construction materials set forth on Schedule 1.1(c).

           "Contract" shall mean any agreement, lease, sublease, license, sublicense, indenture, loan document or any other contract giving rise to any binding commitment, including amendments, supplements or modifications thereto.

           "Damages" shall have the meaning set forth in Section 11.2(a).

           "Disclosed Breach" shall have the meaning set forth in
Section 8.4(d).

           "Dispute" shall have the meaning set forth in Section 14.2.

           "Documents and Records" shall mean all files, documents, records, correspondence, papers and books, including, without limitation, manuals, operating data, vendor and supplier lists, ledgers, journals, reports, computer files, employee and personnel records, notebooks and logbooks.

           "Easements" shall mean any utility or other necessary service easement as may be required to now or in the future ensure that BAT 3 and the Facility each have separate utilities or services, if desired.

           "Environmental Laws" as used in this Agreement, and without regard to any limitation in the implication of such term as it may otherwise be interpreted in Laws, official constructions, replies or jurisprudence treaties, shall mean any applicable Law, treaty, or governmental restriction or agreement with any Governmental Authority which are in effect in the PRC relating to (a) the environment or to emissions, discharges, generation, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, soil, surface water, ground water, wetlands, land, subsurface strata or noise), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material or
(b) the protection of human health and safety pertinent to any of the foregoing in section (a) above.

           "Environmental Reports" shall mean reports, studies, analyses or tests performed on behalf of Seller by third parties and which pertain to Hazardous Materials in, on or under the Facility or concerning compliance with Environmental Laws by the Facility.

           "Equity Agreements" shall mean the Series D Preference Share Purchase Agreement, the Fifth Amended and Restated Shareholders Agreement, the Fifth Amended and Restated Registration Rights Agreement, the Eighth Amended and Restated Memorandum of Association and the Eighth Amended and Restated Articles of Association (each as defined in the Series D Preference Share Purchase Agreement) and the Equity Letter Agreement.

           "Equity Letter Agreement" shall mean the letter agreement between Buyer and Motorola dated as of the date hereof.

           "Estimated Secondment Expense" shall have the meaning set forth in
Section 9.2(b).

           "Excluded Assets" shall have the meaning set forth in Section 2.3.

           "Excluded Employee Computers" shall have the meaning set forth in
Section 2.3(n).

           "Excluded Tangible Assets" shall have the meaning set forth in
Section 2.3(g).

           "Excluded Liabilities" shall have the meaning set forth in Section
2.9.

           "Export Regulations" shall have the meaning set forth in
Section 10.3.

           "Facility" shall mean Seller's physical wafer fabrication facility known as "MOS 17" located at #15, Xing Hua Road, in the Xiqing Economic Development Zone in Tianjin, China as shown in the map on Schedule 2.2(e), which specifically excludes BAT 3.

           "FCPA" shall have the meaning set forth in Section 8.1(c).

           "Financial Statements Letter Agreement" shall mean the letter agreement between Buyer and Motorola dated as of the date hereof, regarding financial statements.

           "Funding Letter Agreement" shall mean the letter agreement to be entered into between Buyer and Motorola, effective as of the Closing Date, regarding the USD$30,000,000 payment by Motorola to Buyer to be used for operation of the Facility.

           "Governmental Authority" shall mean any legislative, executive or judicial unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, foreign or domestic.

           "Guaranty" shall mean the guaranty of Motorola in favor of Buyer dated as of the date hereof.

           "Hazardous Materials" shall mean any solid, liquid or gaseous material, alone or in combination, mixture or solution, which are now defined, listed or identified as "hazardous" (including "substances" or "wastes"), "toxic," a "pollutant," a "contaminant," or words of similar import pursuant to any PRC Environmental Law which is applicable to the site in question, including asbestos, chlorinated solvents, polychlorinated biphenyls, fuel oil, petroleum (including its derivatives, by-products or other hydrocarbons) and any other dangerous, explosive, corrosive, flammable, infectious, toxic, radioactive, carcinogenic or mutagenic material which is prohibited, limited, controlled, restricted or regulated under any applicable PRC Environmental Law.

           "ICC" shall have the meaning set forth in Section 14.3.

           "Indemnified Party" shall have the meaning set forth in Section 11.3(c).

           "Indemnifying Party" shall have the meaning set forth in Section 11.3(c).

           "Initial Series C Purchase Agreement" shall have the meaning set forth in Section 4.6.

           "IP Agreements" shall have the meaning set forth in the recitals.

           "IP Assistance Agreement" shall mean the intellectual property assistance agreement to be entered into between Buyer and Motorola, effective as of the Closing Date.

           "IP Letter Agreement" shall mean the letter agreement to be provided by Motorola to Buyer in conjunction with the Patent License Agreement, dated as of the Closing Date.

           "Key Assigned Contracts" shall have the meaning set forth on Schedule 5.2(d).

           "Knowledge" shall mean the following as applied to Seller or Buyer:
(a) as to Seller, Seller's Knowledge shall mean the actual knowledge of those persons listed on Schedule 1.1(a) after making due and diligent inquiry of those persons employed by Seller or Motorola who would reasonably be expected to have actual knowledge of the fact or other matter in question and (b) as to Buyer, Buyer's Knowledge shall mean the actual knowledge of those persons listed on
Schedule 1.1(b) after making due and diligent inquiry of those persons employed by Buyer or its Subsidiaries who would reasonably be expected to have actual knowledge of the fact or other matter in question.

           "Land Authorities" shall mean the appropriate Tianjin building and land bureaus to whom Seller and Buyer shall apply for the Building and Land Certificates.

           "Laws" shall mean all state, federal, provincial, municipal, local, domestic, foreign or other statutes, laws, ordinances, rules, regulations, judgments or Orders.

           "Liens" shall mean any lien, charge, security interest, mortgage, pledge, easement, encumbrance or other similar restriction, whether imposed by agreement, law, equity or otherwise.

           "Long-Term Services Agreement" shall mean the long-term services agreement to be entered into among Buyer, Buyer-Sub and Seller, effective as of the Closing Date.

           "Master Foundry Agreement" shall mean the semiconductor foundry agreement between Motorola and Buyer, dated as of the date hereof and effective as of the Closing Date.

           "Material Adverse Effect" shall mean (a) with respect to Seller, any effect that would reasonably be expected to be materially adverse (i) to the conduct of the MOS 17 Operations and the Purchased Assets, when taken as a whole, or (ii) to the ability of Seller to perform its obligations under the Transaction Agreements, and (b) with respect to Buyer, (i) any effect that would reasonably be expected to be materially adverse (x) to the business or assets of Buyer and its Subsidiaries and joint ventures, when taken as a whole, or (y) to the ability of Buyer to perform its obligations under the Transaction Agreements, or (ii) any change in the relative ownership or control of Buyer such that U.S. GAAP would require Seller or its Affiliates, based on the advice of their auditors, to account for their post-Closing direct and indirect interest in Buyer under the equity method. Notwithstanding any of the foregoing, the conditions affecting the semiconductor industry as a whole or the U.S. economy or the Chinese economy as a whole shall not be deemed, either alone or in combination, a Material Adverse Effect.

           "Maximum Tuition Expense" shall have the meaning set forth in Section 9.1(g).

           "MOS 17" shall have the meaning set forth in the recitals.

           "MOS 17 Operations" shall mean the operations as currently conducted by Seller at the Facility pursuant to which Seller is conducting wafer manufacturing and wafer level testing which produces qualified products for Motorola under Motorola's qualified full flow process. The "MOS 17 Operations" specifically do not include the design, final test, assembly, sale or distribution of semiconductor products.

           "MOS 17 Employees" shall mean all employees identified by Seller who perform services for Seller's MOS 17 Operations and who are listed on Schedules 9.1(a)(1) and 9.1(a)(2) to this Agreement.

           "MOS 17 Expatriate Employees" shall have the meaning set forth in
Section 9.1(a).

           "MOS 17 PRC Employees" shall have the meaning set forth in Section 9.1(a).

           "Motorola" shall have the meaning set forth in the preamble.

           "NAP" shall have the meaning set forth in Section 8.7.

           "Nondisclosure Agreement" shall mean that certain Nondisclosure Agreement, dated March 13, 2003, by and between Motorola and Buyer.

           "Order" shall mean any order, writ, judgment, decree, injunction or directive from any Governmental Authority (in each case whether preliminary or final).

           "Patent License Agreement" shall mean the patent license agreement to be entered into between Motorola and Buyer, effective as of the Closing Date.

           "Permits" shall mean permits, certificates, licenses, clearances, certificates of authority, authorizations, registrations, consents or approvals granted or issued by or required by or from any Governmental Authority.

           "Permitted Liens" shall mean (a) Liens for Taxes, assessments or other governmental charges not yet due and payable, (b) easements, rights of way, restrictions, encumbrances, covenants, conditions or encroachments or any other restrictions on real property affecting the Facility imposed by a Governmental Authority, (c) Liens which arise by operation of Law (and not by Contract), or (d) Easements or Liens created by the Transaction Agreements or the Long Term Services Agreement.

           "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

           "Post-Closing Contamination" shall mean the presence of any Hazardous Material in the soil, groundwater, surface water, air or building materials of the Facility and the real property corresponding to the Transferred Real Property Rights, and which is generated, originated and resulting from, caused by and attributable to the Facility, the operation of the Facility or the Purchased Assets, on or after the Closing Date.

           "PRC" shall have the meaning set forth in the recitals.

           "Pre-Closing" shall have the meaning set forth in Section 5.1(a).

           "Pre-Existing Contamination" shall mean the presence of any Hazardous Material in the soil, groundwater, surface water, air or building materials of the Facility or any Hazardous Materials migrating to any Transferred Real Property Rights, including the Facility, prior to the Closing Date or otherwise resulting from the conduct of the MOS 17 Operations or the ownership of the Purchased Assets or from the operation of any other part of Seller's business, including, without limitation, BAT 3, prior to the Closing Date.

           "Purchase Price" shall have the meaning set forth in Section 2.10.

           "Purchase Price Allocation Schedule" shall have the meaning set forth in Section 2.11.

           "Purchased Assets" shall have the meaning set forth in Section 2.2.

           "Real Property Rights Assignment Agreement" shall mean the real property rights assignment and transfer agreement between Seller and Buyer dated as of the date hereof.

           "Real Property Rights" shall have the meaning set forth in Section 3.10(a).

           "Real Property Transfer Arrangements" shall have the meaning set forth in Section 8.9(b).

           "Remedial Activities" shall mean any sampling, testing, investigation, feasibility study, health assessment, risk assessment, construction activity relating to contamination, installation, encapsulation, removal (including any transportation and disposal of removed Hazardous Materials), excavation, treatment, monitoring and clean-up of contamination from, in, on or under any real property, or the soil, groundwater, surface water, indoor air, or building materials thereof.

           "Retained Environmental Liabilities" shall mean (a) any and all liabilities, obligations, judgments, penalties, fines, costs or expenses (including attorney's fees and environmental consultant costs) of any kind or nature, or the duty to indemnify, defend or reimburse any Person, other than the Assumed Environmental Liabilities, incurred by Seller or if unknown would be incurred by Seller, and (b) any and all liabilities, obligations, judgments, penalties, fines, costs or expenses (including attorney's fees and environmental consultant costs) of any kind or nature, or the duty to indemnify, defend or reimburse any Person, arising from, relating to or in connection with the representations, warranties made by Seller under Section 3.9 (Environmental Matters) of this Agreement. Without limiting the generality of the foregoing, Retained Environmental Liabilities shall include any liabilities, obligation, judgment, penalty, fine, cost or expense (including reasonable attorneys' fees and environmental consultant costs) of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) Pre-Existing Contamination caused by Seller or Seller's predecessor(s); (ii) Pre-Existing Contamination not caused by Seller or Seller's predecessor(s) but for which Seller would be legally liable for under applicable law as of the Closing Date;
(iii) the migration at any time prior to, on or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof by Seller but subject to (i) and (ii) herein; (iv) the exposure of any Person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any activities of the Facility prior to the Closing Date, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any PRC Environmental Laws by Seller relating in any manner to the conduct of the MOS 17 Operations or the ownership of the Purchased Assets prior to the Closing Date; (vi) any claims, actions, suits, arbitrations, proceedings or investigations brought or threatened by any third party, including, without limitation, any Governmental Authority, with respect to any of the foregoing; and (vii) any of the foregoing to the extent that they continue on or after the Closing Date and are not otherwise contributed to by Buyer.

           "Rules" shall have the meaning set forth in Section 14.3.

           "Schedule of Exceptions" shall mean the Schedule of Exceptions attached to this Agreement as Exhibit A-1 with respect to Seller and Exhibit A-2 with respect to Buyer.

           "Seconded Employee" shall have the meaning set forth in Section
9.2(a).

           "Secondment Agreement" shall have the meaning set forth in Section 9.2(d).

           "Seller" shall have the meaning set forth in the preamble.

           "Seller Indemnitees" shall have the meaning set forth in Section 11.2(a).

           "Series C Preference Shares" shall mean the Series C preference shares of Buyer having the rights and preferences set forth in the Seventh Amended and Restated Articles of Association of Buyer.

           "Series C Warrants" shall have the meaning set forth in Section 4.6.

           "Series D Preference Share Purchase Agreement" shall mean the
Series D preference share purchase agreement dated as of the date hereof between Buyer, Seller and Motorola.

           "Series D Preference Shares" shall mean the Series D preference shares of Buyer having the rights and preferences set forth in the Eighth Amended and Restated Articles of Association of Buyer.

           "Subsidiary" of a Person shall mean any corporation or other entity of which the securities or other ownership interests having voting power to elect a majority of that corporation's or entity's board of directors or similar governing body are held by such Person or one or more of its Subsidiaries.

           "Tangible Assets" shall have the meaning set forth in Section 2.2(a).

           "Tax" or, collectively, "Taxes", as used in this Agreement, and without regard to any limitation in the implication of such term as it may otherwise be interpreted in Laws, official constructions, replies or jurisprudence treaties, shall mean any and all PRC, United States, foreign, provincial, state, local and other taxes, assessments and other governmental charges, fees, reserves, levies, duties, impositions and liabilities, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use, grant, allocation, acquisition and occupation, and value added, ad valorem, transfer, franchise, transaction, withholding, payroll, recapture, license, permission, impartation, employment, excise and property taxes, and customs duty taxes and tariffs, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined, merged, acquired, taken over or unitary group for any period or under any agreements or arrangements with any other Person.

           "Tax Return" shall mean any return, assessment, estimate, declaration, statement, report, claim for refund, or information statement relating to Taxes, regardless of its form, format and formality, including any schedule attached thereto and any amendment thereto.

           "Technology Transfer and License Agreement" shall mean the technology transfer and license agreement to be entered into between Motorola and Buyer, effective as of the Closing Date.

           "TEDA" shall mean the Tianjin Economic Technological Development Area in Tianjin, China.

           "Third Party Claim" shall have the meaning set forth in Section 11.4.

           "Threshold Amount" shall have the meaning set forth in Section
11.3(a).

           "Transaction Agreements" shall mean this Agreement, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Real Property Rights Assignment Agreement.

           "Transferred Cars" shall have the meaning set forth in
Section 2.2(h).

           "Transferred Computers" shall have the meaning set forth in Section 2.2(i).

           "Transferred Documents and Records" shall have the meaning set forth in Section 2.2(d).

           "Transferred Employee Computers" shall have the meaning set forth in
Section 2.2(j).

           "Transferred Employees" shall mean all MOS 17 Employees who accept employment with Buyer or Buyer-Sub.

           "Transferred Expat Houses" shall have the meaning set forth in
Section 2.2(g).

           "Transferred Real Property Rights" shall have the meaning set forth in Section 2.2(e).

           "Transition Services Agreement" shall mean the transition services agreement between Seller and Buyer, dated as of the date hereof, and to be executed by Buyer-Sub following its establishment.

           "Tribunal" shall have the meaning set forth in Section 14.3.

           "Tuition Assistance Period" shall have the meaning set forth in
Section 9.1(g).

           "USD" shall mean United States dollars.

           "Warrants" shall mean Series D Preference Share Purchase Warrants issued by Buyer to Seller or Motorola and dated as of the Closing Date.

           "Warranty Rights" shall have the meaning set forth in Section 2.2(f).

                                    ARTICLE 2

                           THE ASSET PURCHASE AND SALE

     2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, convey, deliver and transfer to Buyer, and Buyer agrees to purchase and accept from Seller, at the Closing, all of Seller's rights, title and interest in and to the Purchased Assets, free and clear of all Liens, except for Permitted Liens and, with respect to the Transferred Real Property Rights, subject to the issuance of Building and Land Certificates from the Land Authorities.

     2.2 Purchased Assets. The following assets are collectively referred to as the "Purchased Assets":

           (a) the tangible assets listed on Schedule 2.2(a) (the "Tangible Assets");

           (b) subject to Section 8.6(b)(i), raw materials inventory in stock at the Facility on the Closing Date and the Construction Materials (provided that the Construction Materials shall not be deemed "Purchased Assets" for purposes of Article 3 hereof);

           (c) subject to Sections 2.7 and 8.7 hereof, rights in, to and under the Contracts listed on Schedule 2.2(c) (the "Assigned Contracts");

           (d) Documents and Records of Seller (i) which are physically located at the premises of the Facility on the Closing Date, to the extent directly relating to (A) the Transferred Employees, subject to and as more fully described in Section 10.2(c), (B) the Purchased Assets or (C) the conduct of the MOS 17 Operations or (ii) to the extent necessary for the conduct of the MOS 17 Operations or the ownership of the Purchased Assets, which are in the physical care, custody or control of Seller or its Affiliates on the Closing Date (the "Transferred Documents and Records");

           (e) the Real Property Rights listed on Schedule 2.2(e) (the "Transferred Real Property Rights");

           (f) Seller's pre-Closing rights, claims, credits, causes of action or rights of set-off or counter-claim against manufacturers or vendors pursuant to manufacturers' and vendors' warranties, representations and guarantees covering the Tangible Assets as of the Closing and listed on Schedule 2.2(f) (the "Warranty Rights");

           (g) a minimum of thirteen (13) and a maximum of eighteen (18) apartments or houses, as the case may be, owned by Seller, as more fully described on Schedule 2.2(g), which schedule shall be finalized with a list of specifically identified apartments or houses following the acceptance of offers of employment from Buyer or Buyer-Sub by MOS 17 Expatriate Employees after the date of this Agreement and prior to the Closing (the "Transferred Expat Houses") (provided that the Transferred Expat Houses shall not be deemed "Purchased Assets" for purposes of Article 3 hereof);

           (h) thirteen (13) cars owned by Seller as listed on Schedule 2.2(h) (the "Transferred Cars") (provided that the Transferred Cars shall not be deemed "Purchased Assets" for purposes of Article 3 hereof);

           (i) personal computers and laptops owned by Seller and used in MOS 17 as listed on Schedule 2.2(i) (the "Transferred Computers"); and

           (j) personal computers or laptops, as the case may be, owned by Seller that are specifically assigned to a Transferred Employee as set forth on
Schedule 2.2(j) (the "Transferred Employee Computers").

     2.3 Excluded Assets. Notwithstanding anything in Section 2.2 to the contrary, Seller will retain and not transfer, and Buyer will not acquire, any rights, title and interest in or to the assets of Seller, other than the Purchased Assets, including, without limitation, the following assets which shall not be sold or transferred to Buyer (collectively, the "Excluded Assets"):

           (a) Seller's cash, cash equivalents and marketable securities, including cash on hand or in bank accounts;

           (b)  Seller's accounts receivables;

           (c) technology or intellectual property rights of Seller and its Affiliates except for licenses and other limited rights granted pursuant to the Technology Transfer and License Agreement, the Patent License Agreement, the IP Assistance Agreement and the Master Foundry Agreement;

           (d) corporate accounting journals and corporate books of account which comprise Seller's or its Affiliates' permanent accounting or tax records;

           (e) Seller's corporate charter, qualifications to do business, arrangements with registered agents, taxpayer and other identification numbers, seals, minute books, stock records, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller as a corporation;

           (f) refunds pertaining to any Tax obligations of Seller and its Affiliates;

           (g) tangible assets other than the Tangible Assets, including, without limitation, those tangible assets listed on Schedule 2.3(g) (the "Excluded Tangible Assets");

           (h) Contracts relating to the conduct of the MOS 17 Operations or use of the Purchased Assets, other than the Assigned Contracts;

           (i) other than the Transferred Real Property Rights, real property owned by Seller, real property leaseholds and other real property rights of Seller, including, without limitation, BAT 3;

           (j)  insurance policies of Seller and its Affiliates;

           (k) other than the Warranty Rights, Seller's pre-Closing rights, claims, credits, causes of action or rights of set-off or counter-claim relating to the Excluded Assets or the Excluded Liabilities;

           (l) inventory sold, transferred, disposed of or consumed in the ordinary course prior to Closing and finished goods and works-in-progress inventory at the Facility on the Closing Date;

           (m)  Permits of Seller or its Affiliates; and

           (n) personal computers or laptops, as the case may be, owned by Seller that are specifically assigned to a MOS 17 Employee who is not a Transferred Employee as set forth on Schedule 2.3(n) (the "Excluded Employee Computers").

     2.4 Intellectual Property Matters. In connection with the sale and purchase of the Purchased Assets, Motorola and Buyer intend to enter into the IP Agreements. Notwithstanding any provision of this Agreement other than Section
3.18 or Article 11 hereof, the parties acknowledge that the rights and obligations of Motorola, Seller, Buyer and Buyer-Sub with respect to technology and intellectual property rights are contained exclusively in the IP Agreements and the Master Foundry Agreement.

     2.5 Commercial Matters. In connection with the sale and purchase of the Purchased Assets, Motorola and Buyer intend to enter into a Master Foundry Agreement. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge that the rights and obligations of Motorola, Seller, Buyer and Buyer-Sub with respect to any supplier or other commercial arrangement between the parties are contained exclusively in the Master Foundry Agreement.

     2.6 Equity Matters. In connection with the sale and purchase of the Purchased Assets and the transfer of certain technology, exchange of certain licenses and provision of certain intellectual property assistance as provided in the IP Agreements, Buyer, Seller and Motorola intend to enter into the Series D Preference Share Purchase Agreement. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge that the rights and obligations of Motorola, Seller, Buyer and Buyer-Sub with respect to the Series D Preference Shares, the Warrants and rights related thereto, are contained exclusively in the Equity Agreements.

     2.7 Non-Assignable Contracts. This Agreement shall not constitute an agreement to assign any Assigned Contract or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment thereof, without the consent of a third party thereto, would constitute a breach or violation thereof or a default thereunder and if such a consent is not obtained at or prior to the Closing. Subject to Section 8.7 hereof, with respect to any such Assigned Contract as to which the consent of a third party is necessary, Seller and Buyer will use reasonable commercial efforts, which shall not require the payment of any money to any third party by Seller or Buyer, to obtain the written consent of such third parties to any such assignment. Buyer acknowledges that all or some of the Assigned Contracts may not be transferable. To the extent permitted by applicable Law and the terms and conditions of the applicable Assigned Contract, in the event that consents to the assignment of any Assigned Contract are not obtained by Seller at or prior to the Closing, Seller and Buyer will cooperate to establish an arrangement (including through a subcontracting, subleasing, sublicensing or similar arrangement) effective as of the Closing Date and reasonably satisfactory to Buyer and Seller under which, subject at all times to Buyer's fulfillment of the obligations under such Assigned Contract, the benefits of such Assigned Contract shall be passed to Buyer and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all such Assigned Contracts, if any, less any actual out-of-pocket costs or expenses incurred by Seller.

     2.8 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, on and after the Closing Date, Buyer agrees to assume only the following (collectively, the "Assumed Liabilities"):

           (a) liabilities, obligations or proceedings arising under the Assigned Contracts, that are incurred or arise on or after the Closing Date;

           (b)  Assumed Environmental Liabilities; and

           (c) claims, causes of action, agreements, responsibilities, debts, liabilities or obligations of Buyer, arising from or incurred in connection with the Purchased Assets or the operation of the Facility accruing or arising in all cases on or after the Closing Date or relating to any period commencing on or after the Closing Date or payable by any reason of any act, event or omission occurring on or subsequent to the Closing Date, whether direct or indirect, accrued or unaccrued, known or unknown, absolute or contingent.

     For the avoidance of doubt, nothing in this Section 2.8 is intended to limit the ability of Buyer or its Affiliates to pursue any legal or equitable remedy against Seller, its shareholders, representatives or Affiliates under applicable Law from any Governmental Authority, to the extent such remedy is not contemplated by Section 11.2(b) and Section 11.5.

     2.9 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Seller or any of its Affiliates, whether direct or indirect, accrued or unaccrued, known or unknown, or absolute or contingent relating in all cases to any period prior to the Closing Date, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the "Excluded Liabilities"), and, without limiting the generality of the foregoing, the following obligations and liabilities relating to the conduct of the MOS 17 Operations or the Purchased Assets shall not be assumed by Buyer and shall be retained by Seller:

           (a) Seller's liabilities or obligations for Taxes arising from, in connection with or relating to the conduct of the MOS 17 Operations or the use or ownership of the Purchased Assets prior to the Closing Date;

           (b) employee benefits or compensation arrangements, or claims, credits, damages, liabilities or obligations arising from, incurred in connection with or relating to any individual's employment with Seller for periods ending prior to the Closing Date and severance and termination payments resulting from the transactions contemplated by this Agreement that become payable to each employee in connection with consummation of the transactions contemplated by this Agreement;

           (c)  liabilities or obligations of Seller relating to Excluded
Assets;

           (d) liabilities or obligations of Seller with respect to Contracts that are not Assigned Contracts;

           (e) liabilities or obligations of Seller arising under the Transaction Agreements;

           (f) liabilities or obligations of Seller or its Affiliates arising under the Consignment Agreement, the Master Foundry Agreement, the Long Term Services Agreement, the Equity Agreements, the IP Agreements, the Guaranty, the Financial Statements Letter Agreement or the Funding Letter Agreement;

           (g) liabilities or obligations arising from, incurred in connection with or relating to any litigation or arbitration involving the Purchased Assets or the conduct of the MOS17 Operations by Seller prior to the Closing Date, including the litigation referenced in Section 3.5 of Seller's Schedule of Exceptions;

           (h) liabilities, obligations or proceedings arising under or incurred in connection with the Assigned Contracts prior to the Closing Date; and

           (i)  Retained Environmental Liabilities.

     For the avoidance of doubt, nothing in this Section 2.9 is intended to limit the ability of Seller or its Affiliates to pursue any legal or equitable remedy against Buyer, its shareholders, representatives or Affiliates under applicable Law from any Governmental Authority, to the extent such remedy is not contemplated by Section 11.2(a) and Section 11.5.

     2.10 Consideration. At the Closing, Buyer shall issue and sell to Seller 82,857,143 shares of its Series D Preference Shares and Warrants to purchase an additional 8,285,714 shares of its Series D Preference Shares, which shares and Warrants shall have an aggregate value of USD$290,000,000, pursuant to the terms and conditions of the Series D Preference Share Purchase Agreement (such shares and Warrants, collectively, the "Purchase Price"), which constitutes good, valuable and sufficient consideration for the Purchased Assets.

     2.11 Purchase Price Allocation. Prior to the Closing Date, the parties shall attempt to reach a good faith agreement regarding the manner in which the Purchase Price will be allocated among the Purchased Assets. If the parties agree on such allocation, such allocation shall be set forth in a schedule attached hereto as Schedule 2.11 at the Closing (the "Purchase Price Allocation Schedule"). Seller and Buyer shall, and shall cause each of their respective Affiliates to, act in accordance with the Purchase Price Allocation Schedule in the preparation and filing of all PRC Tax Returns and similar PRC filings.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     The following representations and warranties of Seller are hereby amended and excepted to the extent set forth in writing in Seller's Schedule of Exceptions attached hereto as Exhibit A-1 with any information disclosed with reference to one section therein being deemed disclosed with respect to all other sections where it is reasonably apparent from the face of such disclosure that such information applies to such other sections. Seller hereby represents and warrants to Buyer as of the date hereof, and will represent and warrant to Buyer as of the Closing, except as otherwise set forth in Seller's Schedule of Exceptions, the following:

     3.1 Organization and Qualification. Seller is a limited liability company duly established, validly existing and in good standing under the Laws of the PRC. Seller has all requisite power and authority to own, operate or lease its properties and to carry on its business as now conducted by Seller, including the conduct of the MOS 17 Operations. Seller is duly licensed or qualified to do business in each jurisdiction in which it is required to be licensed or qualified and in which the failure to be so licensed or qualified would have a Material Adverse Effect. The business license of Seller is in full force and effect. The Articles of Association of Seller, as amended to date, comply with the applicable requirements of PRC Law and are in full force and effect. Motorola owns, through its wholly owned Subsidiaries, one hundred percent (100%) of the ownership interests of Seller.

     3.2 Due Execution. Seller has all requisite power and authority to enter into, execute and deliver this Agreement, the Consignment Agreement, the Long-Term Services Agreement and each of the other Transaction Agreements to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Transaction Agreements, the Consignment Agreement and the Long-Term Services Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Seller, to the extent Seller is a party to such agreement, and each of the Transaction Agreements, the Consignment Agreement and the Long-Term Services Agreement has been or will be as of the Closing Date duly and validly executed and delivered by Seller, to the extent Seller is a party to such agreement, and is or will be as of the Closing a valid and binding obligation of Seller, to the extent Seller is a party to such agreement, enforceable against it in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws or by equitable principles relating to or limiting creditor's rights generally. Except as set forth in Section 3.2 of Seller's Schedule of Exceptions, no approval, except as has already been obtained by Seller or its Affiliates as of the date hereof, by the shareholders or any creditors of Seller or its Affiliates is required with respect to the execution and delivery by Seller of this Agreement, the Consignment Agreement, the Long-Term Services Agreement or the other Transaction Agreements or with respect to the performance by Seller of its obligations hereunder or thereunder.

     3.3 Non-contravention. Except as set forth in Section 3.3 of Seller's Schedule of Exceptions, the execution, delivery and performance of the Transaction Agreements, the Consignment Agreement and the Long-Term Services Agreement by Seller and the consummation of the transactions contemplated thereby will not (a) require the consent, approval or authorization of (i) any Person (other than any Governmental Authority), the failure of which to obtain could give rise to any criminal liability or, individually or in the aggregate, any liability or obligation in excess of USD$100,000, or (ii) to Seller's Knowledge, any Governmental Authority, (b) violate any provision of Law applicable to Seller, which could give rise to any criminal liability or, individually or in the aggregate, any liability or obligation in excess of USD$100,000, or (c) conflict with, violate or constitute a breach of or default under Seller's Articles of Association, as amended to date, any indenture, mortgage, deed of trust or other Contract, to which Seller is a party, or by which Seller or any of the Purchased Assets is bound, the violation or breach of which could give rise to any criminal liability, or individually or in the aggregate, any liability or obligation in excess of USD$100,000. To Seller's Knowledge, there are no circumstances that will result in the transactions contemplated by the Transaction Agreements, the Consignment Agreement and the Long-Term Services Agreement to be invalidated under the relevant provisions of the bankruptcy, liquidation or insolvency Laws of the PRC.

     3.4   Taxes.

           (a) Seller has prepared and timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to the MOS 17 Operations, the Purchased Assets or the Assumed Liabilities and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Laws.

           (b) Seller (i) has paid, or caused to be paid, all Taxes that Seller is required to pay as of the Closing concerning or attributable to the MOS 17 Operations, the Purchased Assets or the Assumed Liabilities, including those required by PRC Law, except such as are being contested and (ii) will have withheld or caused to be withheld with respect to MOS 17 Employees all income taxes, social security and national insurance contributions and other Taxes required to be withheld as of the Closing, including those required by PRC Law.

           (c) Except as set forth in Section 3.4(c) of Seller's Schedule of Exceptions, no audit or other examination, inspection or assessment of any Tax Return of Seller relating to the MOS 17 Operations or the Purchased Assets is presently in progress, nor has Seller or any of its Affiliates been notified of any request for such an audit or other examination, inspection or assessment.

           (d) There are (and immediately following the Closing there will be) no Liens on the Purchased Assets or the Facility relating to or attributable to Taxes, except with respect to Taxes not yet due and payable.

     3.5 Litigation. Except as set forth in Section 3.5 of Seller's Schedule of Exceptions, Seller is not involved in any suit, action, claim, arbitration or other proceeding (administrative or otherwise) with respect to any matter involving the conduct of the MOS 17 Operations, the Purchased Assets or the transactions contemplated by the Transaction Agreements, the Consignment Agreement or the Long-Term Services Agreement, and no such suit, action, claim, arbitration or other proceeding or investigation is currently pending. To Seller's Knowledge, there is no suit or action (equitable, legal or administrative), arbitration or other proceeding threatened against Seller with respect to the conduct of the MOS 17 Operations, the Purchased

Assets or the transactions contemplated by the Transaction Agreements, the Consignment Agreement or the Long-Term Services Agreement. To Seller's Knowledge, Seller is not in default under, or in violation of, any Order, relating to the conduct of the MOS 17 Operations.

     3.6 Title to Tangible Assets. Seller has good title, free and clear of Liens, other than Permitted Liens, to the Tangible Assets (except such inventory or Construction Materials as has been disposed of in the ordinary course); and except as set forth in Section 3.6 of Seller's Schedule of Exceptions, at the Closing, Buyer will receive the Purchased Assets free and clear of any Liens, in each case, except for Permitted Liens.

     3.7 Compliance with Laws. Except with respect to Taxes which are addressed exclusively in Section 3.4 hereof, environmental matters which are addressed exclusively in Section 3.9 hereof, and real property rights which are addressed exclusively in Section 3.10 hereof, and except as set forth on Section
3.7 of Seller's Schedule of Exceptions, to Seller's Knowledge, Seller has complied in all material respects with all Laws applicable to the conduct of the MOS 17 Operations or the ownership of the Purchased Assets by Seller. To Seller's Knowledge, Seller has not received any written notification from any Governmental Authority that the conduct of the MOS 17 Operations or the ownership of the Purchased Assets by Seller is in violation of any Laws that are material to the MOS 17 Operations.

     3.8 Contracts and Commitments. Section 3.8 of Seller's Schedule of Exceptions sets forth a list of all Contracts outstanding as of the date hereof, directly relating to the MOS 17 Operations or the Purchased Assets, to which Seller is a party and which meet any of the descriptions set forth below (collectively, the "Business Contracts"):

           (a) imposes a security interest in any Purchased Asset having a value in excess of USD$50,000;

           (b)  involves the receipt of funds in excess of USD$50,000 per year;

           (c) involves expenditures in excess of USD$50,000 in connection with an Assigned Contract and which is not terminable upon less than ninety (90) days notice by Seller;

           (d) is a license under which Seller has licensed any software or other technology of a third party necessary for the conduct of the MOS 17 Operations;

           (e) is a lease, contract or other arrangement having a value in excess of USD$50,000 and which is not terminable upon less than ninety (90) days notice by Seller, under which Seller has acquired any property or assets of a third party for use in the conduct of the MOS 17 Operations or under which Seller otherwise utilizes in the conduct of the MOS 17 Operations any properties or assets of another party or which are jointly owned by Seller with any other party or parties which has not otherwise been described pursuant to any other paragraph of this Section 3.8 (with any such relationship identified in such description);

           (f) is a Permit or Order that is material to the ownership of the Purchased Assets or to conduct the MOS 17 Operations which has not otherwise been described pursuant to any other paragraph of this Section 3.8; or

           (g) contains any covenant limiting the freedom of Seller to engage in any line of business or to compete with any person or entity which would so limit the freedom of Buyer after the Closing Date.

           Except for those Business Contracts set forth in Section 3.8 of Seller's Schedule of Exceptions which are identified as Business Contracts that may be terminated prior to the Closing, each Business Contract is valid and binding and is in full force and effect as to Seller, assuming the other party thereto is bound which, to Seller's Knowledge, is the case for each Business Contract. To Seller's Knowledge, no event has occurred which is or, after the giving of notice or passage of time or both, would constitute a default under, or a breach of, any material provision of any Business Contract by Seller or, to Seller's Knowledge, by any other party thereto.

     3.9   Environmental Matters.

           With respect to the conduct of the MOS 17 Operations or the use or operation of the Purchased Assets:

           (a) To Seller's Knowledge, Section 3.9 of Seller's Schedule of Exceptions contains an accurate and complete list of all the Environmental Reports. The Seller has delivered or will make available true and complete copies of all the Environmental Reports to Buyer.

           (b) Except as disclosed in the Environmental Reports, the design, construction, delivery, operation and use of the Facility are each in material compliance with all applicable Environmental Laws.

           (c) Except as disclosed in the Environmental Reports, there are no Hazardous Materials present in the surface water, groundwater or soil (either surface or subsurface), or in such instances as could not reasonably be expected to result in a Material Adverse Effect with respect to Seller.

           (d) Except as set forth in Section 3.9 of Seller's Schedule of Exceptions, Seller has all Permits, licenses, authorizations and approvals which are required under applicable Environmental Laws and is in material compliance with such Permits licenses, authorizations and approvals.

           (e) There are no pending or, to Seller's Knowledge, threatened administrative, regulatory or judicial actions (whether civil or criminal), suits, arbitration allegations, demands, demand letters, fines, charges, penalties, claims, Liens, notices of noncompliance or violation, investigations or proceedings relating to compliance with applicable Environmental Law against Seller.

           (f) To Seller's Knowledge, Seller is not aware of any events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, demand for fines, charges or penalties or an action, suit or proceeding by any private party or Governmental Authority, against Seller relating to Hazardous Materials or compliance with applicable Environmental Laws.

           (g) Seller has complied in all material respects and is in material compliance with applicable Environmental Laws pertaining to the MOS 17 Operations and has not incurred any liability as a result of any breach of any such requirements which is attributable to the conduct of the MOS 17 Operations or Seller's ownership or use of the Purchased Assets. To Seller's Knowledge, there are no circumstances likely to give rise to any such liability. To Seller's Knowledge, Seller has taken reasonable steps to prevent damage to the environment which could give rise to a third party claim in relation to the MOS 17 Operations or the Facility or the ownership, occupancy, use or transferability of the Purchased Assets or render any premises owned, used or occupied by MOS 17 Operation (including the Facility) unusable or subject to an order for decontamination or similar procedure.

           (h) To Seller's Knowledge, Seller has been cooperative with the competent Government Authorities in the latter's investigation relating to Environmental Laws, and there have not been incidents or practices on the part of Seller, either convicted or claimed, of refusal, resistance, fraud, cheating or misleading in connection therewith.

           (i) To Seller's Knowledge, Seller has no reason to believe that Buyer would be required to incur significant capital expenditures related to pollution control abatement or other compliance with Environmental Laws as such laws regulate the equipments, facilities, machineries, or technology being purchased or transferred.

           (j) To Seller's Knowledge, Seller has never produced, stored, transported, sold or used toxic chemicals or materials containing radioactive substances other than in material compliance with the relevant provisions under the Environmental Laws.

           (k) For any projects that may cause pollution to its environment and before such projects are initiated, Seller or its Affiliates, as required by Environmental Laws, have duly prepared and filed environmental quality impact assessment report, have included environment protection facilities into the entire project, which facilities have been engineered, constructed and put into operation simultaneously with the project itself, have obtained or completed all approvals, license, consents, permits, registrations and other procedures for the project pertaining to environment protection and pollution control, and have not dismantled or left idle the environment protection facilities without the approval by competent environmental authorities during the course of the operation of the projects.

           (l) To Seller's Knowledge, Seller has satisfied all requirements for corrective or remedial actions for violation of or non-compliance with Environmental Laws, if any.

           (m) To Seller's Knowledge, Seller has provided all or made access available to Buyer of materials and information available and relating to the representations and warranties in this Section 3.9.

     3.10  Real Property Rights.

           (a) Section 3.10(a) of Seller's Schedule of Exceptions sets forth a list of all real property leased, subleased, licensed and/or occupied by Seller, used directly and primarily in connection with the Purchased Assets or the conduct of the MOS17 Operations ("Real Property Rights").

           (b) The plants, buildings and structures included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures, to Seller's Knowledge, are structurally sound.

           (c) The Purchased Assets listed on Section 3.10(a) of Seller's Schedule of Exceptions, as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar Laws except for violations that have not had and could not give rise to any criminal liability or, individually or in the aggregate, any liability or obligation in excess of USD$100,000.

           (d) Except as set forth in Section 3.10(d) of Seller's Schedule of Exceptions, the Transferred Real Property Rights are not subject to any rights of reversion or conditions precedent that have not been satisfied and no Person has any right of first refusal or first offer with respect to any such Transferred Real Property Rights. Except as set forth in Section 3.10(d) of Seller's Schedule of Exceptions, to Seller's Knowledge, Seller's ownership of its interest in the Transferred Real Property Rights has not been legally challenged by any Person, including by any Governmental Authority, and there are no tenants (other than Seller or its Affiliates) occupying the property on which the MOS17 Operations are located.

           (e) Except as otherwise disclosed in the Seller's Schedule of Exceptions, to Seller's Knowledge, (x) Seller has paid all outstanding fees, charges, and payments required under any Permits that are related to the Transferred Real Property Rights, compensation, lease, levies and impositions that are properly due and payable to the applicable Governmental Authority and other parties to which the Seller has entered into contractual relationship in connection with its ownership, use, occupation, construction, operation or maintenance of the real property set forth in Section 3.10(a) of the Schedule of Exceptions, and (y) there are no present or, to Seller's Knowledge, threatened claims, allegations, challenges, warning, orders or proceedings against Seller for its delay or default in making such payment in whole or in part.

     3.11 Permits. Except as set forth in Section 3.11 of Seller's Schedule of Exceptions, to Seller's Knowledge, Seller currently has all the Permits from all PRC Governmental Authorities as are required for the conduct of the MOS 17 Operations and the use, occupation and operation, as applicable, of the Purchased Assets by Seller as of the date hereof or possession of the Purchased Assets by Seller as of the date hereof. To Seller's Knowledge, neither Seller nor its Affiliates has received notice of proceedings relating to the revocation, suspension or modification of any Permit necessary for the conduct of the MOS 17 Operations.

     3.12 Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, the Consignment Agreement, the Long-Term Services Agreement or the other Transaction Agreements for which Buyer or any of its Affiliates could become liable or obligated.

     3.13  Sufficiency of the Purchased Assets.

           (a) The Purchased Assets, together with the services, assets, properties or rights to be provided to or made available to Buyer or Buyer-Sub under the Transition Services Agreement, the Real Property Rights Assignment Agreement, the Consignment Agreement and the Long-Term Services Agreement constitute all of the assets necessary for the conduct of the MOS 17 Operations as of the Closing Date, except for (i) the Excluded Tangible Assets set forth on
Schedule 2.3(g), (ii) the services of the MOS 17 Employees who do not agree to accept offers of employment from Buyer or Buyer-Sub, (iii) those assets, services, properties and rights set forth in Section 3.13(a)(iii) of Seller's Schedule of Exceptions, (iv) Permits set forth in Sections 3.8(f) and 3.11 of Seller's Schedule of Exceptions, (v) Contracts relating to the conduct of the MOS 17 Operations that are not Assigned Contracts and are set forth in Section 3.13(a)(v) of Seller's Schedule of Exceptions, (vi) Real Property Rights that are not Transferred Real Property Rights as set forth in Section 3.13(a)(vi) of Seller's Schedule of Exceptions; and (vii) third party technology or intellectual property rights.

           (b) The Tangible Assets, the Transferred Cars, the Transferred Computers, the Transferred Employee Computers, the Excluded Tangible Assets set forth on Schedule 2.3(g) and the Excluded Employee Computers constitute all of the tangible personal assets owned by Seller that are used or held for use by Seller primarily in the MOS 17 Operations.

           (c) Except as set forth in Section 3.13(c) of Seller's Schedule of Exceptions, the Tangible Assets are, in all material respects, in good working condition, ordinary wear and tear excepted. Section 3.13(c) of Seller's Schedule of Exceptions lists each Tangible Asset that is not physically located on the premises of the Facility and, except as set forth thereon, all of the Tangible Assets are physically located on the premises of the Facility.

     The parties hereby acknowledge that the foregoing representations in this
Section 3.13 are intended to apply only to Seller's conduct of the MOS 17 Operations and is not intended to apply to the assets, properties or rights of Motorola (together, with its Affiliates), in its capacity as a customer of the MOS 17 Operations.

     3.14  Warranty Disclaimer.

     EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR AS REQUIRED BY APPLICABLE LAW, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE PURCHASED ASSETS, INCLUDING THE CONDITION OF THE PURCHASED ASSETS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE CONSTRUCTION MATERIALS, THE TRANSFERRED EX PAT HOUSES AND THE TRANSFERRED EMPLOYEE CARS ARE TRANSFERRED AND SOLD TO BUYER "AS IS" AND "WHERE IS" AND WITH ALL FAULTS.

     3.15  Insurance. Seller maintains for the benefit of the MOS 17
Operations insurance with insurance companies or associations, in such amounts and covering such risks as are usually carried by companies engaged in similar operations. As of the date hereof until the Closing Date, all such insurance is and will be in full force and effect and all premiums due with respect thereto are and will be currently paid and provide adequate insurance coverage for the MOS 17 Operations.

     3.16 No Material Changes. Since July 6, 2003 (PRC time), there has not been any Material Adverse Effect with respect to Seller.

     3.17  Employee Matters.

           (a) Schedules 9.1(a)(1) and 9.1(a)(2) contain (i) a complete and accurate list of all MOS 17 Employees, as of the date of this Agreement, showing for each such employee: (i) the current annual salary paid to such employee from the Seller or its Affiliates, (ii) the number of stock options or other units of equity compensation granted to such employee in 2002 and 2003, (iii) the date of hire, (iv) leave status (including type of leave) and expected date of return for non-disability related leaves and expiration dates for disability-related leaves, and (v) visa status.

           (b) Solely with respect to the MOS 17 Employees (i) there is no strike, labor dispute, work slowdown or work stoppage actually pending or, to Seller's Knowledge, threatened, against Seller with respect to the Facility or the conduct of the MOS 17 Operations, and (ii) no collective bargaining agreement grievance is pending or, to Seller's Knowledge, threatened against Seller or any other entity with respect to the Facility or conduct of the MOS 17 Operations, that would materially impair the ability of Buyer or Buyer-Sub to conduct the MOS 17 Operations.

           (c) There (i) is no outstanding, pending or, to Seller's Knowledge, threatened claim against Seller by any MOS 17 Employee that would reasonably be expected to materially impair the ability of the Buyer or Buyer-Sub to conduct the MOS 17 Operations, (ii) is no dispute between Seller and a number or class of any of the MOS 17 Employees which has had or would reasonably be expected to materially impair the ability of the Buyer to conduct the MOS 17 Operations, and
(iii) are no payments of compensation or funding of social security, welfare or compulsory insurance if applicable and required by Law currently due but unpaid to any MOS 17 Employee by Seller or its Affiliates for which Buyer would be liable.

           (d) All salaries and other amounts due to the MOS 17 Employees and to the social security, welfare, compulsory insurance and tax authorities, if applicable, for the benefit of the MOS 17 Employees have been paid by Seller and will be paid up to the Closing. Seller is not in default on any social security, welfare, compulsory insurance or tax payments required by Law for the MOS 17 Employees.

           (e) Neither the consent nor any form of approval from any MOS 17 Employee, including any employee who is a member of a collective bargaining unit, will be required to be obtained in order to execute or consummate the transactions contemplated by the Transaction Agreements; provided that, Seller cannot require any MOS 17 Employee to accept employment with Buyer or Buyer-Sub. Each employee must consent individually to enter into an employment relationship with Buyer or Buyer-Sub.

     3.18 No Notices. As of the date of execution of the Technology Transfer and License Agreement, Motorola has not received any written notice alleging that the HIP7 Yield

Information (as defined in the Technology Transfer and License Agreement) misappropriates any trade secret of any third party or infringes any copyright rights of any third party.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER.

     The following representations and warranties of Buyer are hereby amended and excepted to the extent set forth in Buyer's Schedule of Exceptions attached hereto as Exhibit A-2 with any information disclosed with reference to one section therein being deemed disclosed with respect to all other sections where it is reasonably apparent from the face of such disclosure that such information applies to such other sections. Buyer hereby represents and warrants to Seller as of the date hereof, and will represent and warrant to Seller as of the Closing, except as otherwise set forth in Buyer's Schedule of Exceptions, the following:

     4.1   Organization and Qualification.

           (a) Buyer is a corporation duly established, validly existing and in good standing under the Laws of the Cayman Islands. Buyer has all requisite power and authority to own, operate or lease its properties and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in each jurisdiction in which it is required to be licensed or qualified to do business and in which the failure to be so licensed or qualified would have a Material Adverse Effect.

           (b) The Articles of Association of Buyer, as amended to date, comply with the applicable requirements of Cayman Islands Law and are in full force and effect.

     4.2 Due Execution. Buyer has all requisite power and authority to enter into, execute and deliver this Agreement, the Consignment Agreement, the Long-Term Services Agreement and each of the other Transaction Agreements to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Transaction Agreements, the Consignment Agreement and the Long-Term Services Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Buyer and each of the Transaction Agreements, the Consignment Agreement and the Long-Term Services Agreement has been or will be as of the Closing Date duly and validly executed and delivered by Buyer and is or will be as of the Closing a valid and binding obligation of Buyer enforceable against it in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws or by equitable principles relating to or limiting creditor's rights generally. Except as set forth in Section 4.2 of Buyer's Schedule of Exceptions, no approval by the shareholders or any creditors of Buyer or its Affiliates is required with respect to the execution and delivery by Buyer of this Agreement, the Consignment Agreement, the Long-Term Services Agreement or the other Transaction Agreements or with respect to the performance by Buyer of its obligations hereunder or thereunder.

     4.3 Non-contravention. Except as set forth in Section 4.3 of Buyer's Schedule of Exceptions, the execution, delivery and performance of the Transaction Agreements, the

Consignment Agreement and the Long-Term Services Agreement by Buyer and the consummation of the transactions contemplated thereby will not (a) require the consent, approval or authorization of (i) any Person (other than any Governmental Authority), the failure of which to obtain could give rise to any criminal liability or, individually or in the aggregate, any liability or obligation in excess of USD$100,000, or (ii) to Buyer's Knowledge, any Governmental Authority, (b) violate any provision of Law applicable to Buyer, which could give rise to any criminal liability or, individually or in the aggregate, any liability or obligation in excess of USD$100,000, or (c) conflict with, violate or constitute a breach of or default under Buyer's Articles of Association, as amended to date, any indenture, mortgage, deed of trust or other Contract, to which Buyer is a party, or by which Buyer or any of its assets or properties is bound, the violation or breach of which could give rise to any criminal liability, or individually or in the aggregate, any liability or obligation in excess of USD$100,000.

     4.4 Litigation. Except as set forth in Section 4.4 of Buyer's Schedule of Exceptions, Buyer is not involved in any suit, action, claim, arbitration or other proceeding (administrative or otherwise) with respect to any matter involving any of its assets, business or properties, or the transactions contemplated by the Transaction Agreements, the Consignment Agreement or the Long-Term Services Agreement, and no such suit, action, claim, arbitration or other proceeding or investigation (administrative or otherwise) is currently pending. To Buyer's Knowledge, there is no suit or action (equitable, legal or administrative), arbitration or other proceeding threatened against Buyer with respect to any of its assets, business of properties, or the transactions contemplated by the Transactions Agreements, the Consignment Agreement or the Long-Term Services Agreement. To Buyer's Knowledge, Buyer is not in default under, or in violation of any Order relating to its assets, business or properties.

     4.5 Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, the Consignment Agreement, Long-Term Services Agreement or the other Transaction Agreements for which Seller or any of its Affiliates could become liable or obligated.

     4.6 Series C Financing. Pursuant to that certain Series C Preference Share Purchase Agreement, dated as of September 8, 2003, by and between Buyer and the investors listed therein (the "Initial Series C Purchase Agreement"), Buyer consummated the initial sale of Series C Preference Shares and raised USD$409,640,493.50 through the issuance of an aggregate of 117,040,141 Series C Preference Shares at a price per share of $3.50 and warrants to purchase 11,704,014 Series C Preference Shares with an exercise price of $0.01 (the "Series C Warrants") to certain investors. In addition, Buyer may issue an additional 15,999,714 Series C Preference Shares and Series C Warrants to purchase 1,599,971 Series C Preference Shares in the aggregate to Asia Pacific Investors and another investor pursuant to written agreements in effect on the date hereof in accordance with their respective terms and as described in
Section 3.16 of Buyer's Schedule of Exceptions to the Series D Preference Share Purchase Agreement. On the date hereof, Buyer raised USD$49,120,000.00 through the issuance of an additional 14,034,286 Series C Preference Shares, with Series C Warrants to purchase 1,403,429 Series C Preference Shares, pursuant to an amended and restated Initial Series C Purchase Agreement dated as of the date hereof. None of the proceeds received by Buyer from such investors for such sales resulted from the cancellation of existing indebtedness of Buyer. Of the total subscription amount received by Buyer pursuant to the Initial Series C Purchase Agreement, at least USD$150,000,000 of the amount was received from investors who were then-unaffiliated with any of Buyer's then-existing investors and one of the lead investors was a financial investor.

                                    ARTICLE 5

                                     CLOSING

     5.1 Pre-Closing and Closing. Upon the terms and subject to the conditions set forth in this Agreement:

           (a) The parties shall prepare for the consummation of the transactions contemplated herein in both the United States and the PRC (each, a "Pre-Closing"). The parties shall conduct a United States Pre-Closing in the offices of Baker & McKenzie, Two Embarcadero Center, 24th Floor, San Francisco, California, and a PRC Pre-Closing in the offices of the Jun He Law Offices, China Resources Building, 20th Floor, 8 Jianguomenbei Ave., Beijing. At each Pre-Closing, the parties shall deliver or cause to be delivered all of the instruments as more fully described in Section 5.2 and Section 5.3, to be held in escrow pending the Closing.

           (b) The consummation of the transactions contemplated herein (the "Closing"), shall be deemed to have taken place and shall be deemed to be effective at 12:01 a.m., Tianjin (PRC) time, on the first business day after which all of the conditions precedent to Closing as set forth in Article 6 and
Article 7 hereof have been fulfilled or waived and both of the Pre-Closings described in subsection (a) above have been completed (the "Closing Date").

     5.2 Deliveries at Closing by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer all instruments, duly executed, which are required by the terms hereof or by applicable Law to be delivered at the Closing, including:

           (a)  each of the Transaction Agreements not previously executed;

           (b)  the Long-Term Services Agreement;

           (c) each of the Equity Agreements not previously executed, to which Seller is a party;

           (d) copies of consents or approvals (or waivers in lieu thereof) required under any Assigned Contract set forth on Schedule 5.2(d) (the "Key Assigned Contracts") or required by any Governmental Authority as set forth on
Schedule 6.4;

           (e) (i) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, the other Transaction Agreements and each other agreement, document or certificate to which Seller is a party and is required to be delivered pursuant hereto or in connection herewith, and authorizing the consummation of the transactions contemplated hereby and thereby and (ii) a certificate of the secretary or officer of Seller, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect on the Closing Date; and

           (f) a certificate of Seller dated the Closing Date, certifying to the fulfillment of the conditions specified in Section 6.1.

     5.3 Deliveries at Closing by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller all instruments, duly executed, which are required by the terms hereof or by applicable Law to be delivered at the Closing, including:

           (a)  share certificates and Warrants evidencing the Purchase Price;

           (b)  each of the Transaction Agreements not previously executed;

           (c)  the Long-Term Services Agreement;

           (d)  each of the Equity Agreements not previously executed;

           (e) (i) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, the other Transaction Agreements and each other agreement, document or certificate to which Buyer is a party and is required to be delivered pursuant hereto or in connection herewith, and authorizing the consummation of the transactions contemplated hereby and thereby and (ii) a certificate of the secretary or officer of Buyer, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect on the Closing Date;

           (f) copies of (i) the Articles of Association of Buyer-Sub, (ii) the letter of approval or certifications from applicable Governmental Authority relating to (x) the establishment of Buyer-Sub, (y) executed and approved Articles of Association of Buyer-Sub in the form as provided in (i) above, and
(z) to the extent applicable, the contribution of the Purchased Assets and transfer of the Assumed Liabilities to Buyer-Sub, (iii) the business license of Buyer-Sub, and (iv) if applicable, the assumption agreement pursuant to which Buyer-Sub assumes the Assumed Liabilities from either the Buyer or the Seller (or similar documents to the same effect); and

           (g) a certificate of Buyer dated the Closing Date for such Closing, certifying to the fulfillment of the conditions specified in Section 7.1.

                                    ARTICLE 6

                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     All obligations of Buyer hereunder to complete and effect the transactions contemplated by the Transaction Agreements are subject to the fulfillment on or before the Closing Date of each of the following conditions, any of which may be waived, in writing, by Buyer:

     6.1 Accuracy of Representations and Fulfillment of Covenants. The representations and warranties of Seller contained in Article 3 of this Agreement that are qualified as to materiality or Material Adverse Effect shall be accurate in all respects and all other representations and warranties of Seller contained in Article 3 of this Agreement shall be accurate in all material respects, in each case, when made and as of the Closing with the same force and effect as if made as of the Closing (except for those representations and warranties that address matters only as of a particular date, which shall have been accurate as of such particular date), except as to matters arising from the date of this Agreement to the Closing Date as a result of Buyer's early access to the Facility pursuant to the Consignment Agreement or the Transition Services Agreement. Seller shall have performed, in all material respects, all obligations and complied, in all material respects, with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing. Seller shall have delivered to Buyer an officer's certificate pursuant to Section 5.2(f) hereof confirming the matters in each of the foregoing sentences.

     6.2 Suit or Action. On the Closing Date, there shall be no suit, action or injunction pending or, to Seller's Knowledge, threatened, challenging or seeking to restrain, enjoin or prohibit the transactions contemplated by the Transaction Agreements or the Long-Term Services Agreement.

     6.3 No Order. There shall be no applicable Law or Order enacted, promulgated or issued which is in effect or which has the effect of making the transactions contemplated by the Transaction Agreements or the Long-Term Services Agreement illegal or which otherwise prohibits consummation of the transactions contemplated by the Transaction Agreements or the Long-Term Services Agreement.

     6.4 Consents. Buyer and Seller shall have obtained (a) all consents (or waivers in lieu thereof) required under the Key Assigned Contracts and (b) all necessary approvals from any Governmental Authority including, without limitation, the approvals of Governmental Authorities set forth on Schedule 6.4.

     6.5 Compliance with Laws. Seller shall have complied with all applicable Laws as are necessary to consummate the transactions contemplated by the Transaction Agreements and the Long-Term Services Agreement, including, without limitation, the Export Regulations.

     6.6 Delivery of Documents. Seller shall have executed and delivered to Buyer the documents, instruments and certificates identified in Section 5.2. In addition, Motorola shall have executed and delivered to Buyer the Guaranty, the Funding Letter Agreement, the Master Foundry Agreement, each of the IP Agreements, the Financial Statements Letter Agreement, and each of the Equity Agreements to which Motorola is a party.

     6.7 Opinion of Counsel. At the Closing, Buyer shall have received the opinion, dated as of the Closing Date, of the Jun He Law Offices.

     6.8 Material Adverse Effect. Since the date hereof, there shall not have been any Material Adverse Effect with respect to Seller.

     6.9 Customs Duty Exemption. Seller shall have obtained from applicable Governmental Authorities the Certificate in Evidence of Release of Supervision over Duty-Free Imported Goods by Foreign-Invested Enterprises or any other documents or approvals necessary to evidence that Seller has been granted an exemption from supervision of any duty-free imported machinery, equipment, raw materials or other tangible assets that are Purchased Assets, and that Seller is legally permitted to transfer the Purchased Assets to Buyer or Buyer-Sub without incurring any taxes, duties, imposts, tariffs or levies payable to any PRC customs authorities.

     6.10 Building and Land Certificates. Seller shall have obtained building ownership certificates from the appropriate Tianjin building bureau for all Transferred Real Property Rights listed on Schedule 2.2(e) that are buildings, reflecting Seller's existing ownership of such buildings. In addition, Seller and Buyer shall, respectively, have obtained newly issued Building and Land Certificates from the Land Authorities; provided however, that if such Building and Land Certificates are not issued to and received by Seller or Buyer from the Land Authorities within fifteen (15) days following receipt by Seller and Buyer of all approvals set forth on Schedule 6.4, then the condition set forth in this
Section 6.10 shall be automatically waived by Buyer and shall no longer constitute a condition precedent to Buyer's obligation to complete and effect the transactions contemplated by the Transaction Agreements.

     6.11 Real Property Transfer Arrangements. Seller and Buyer shall have entered into the Real Property Transfer Arrangements in accordance with Section
8.9 hereof.

     6.12 Series D Preference Share Purchase Agreement. Each of the conditions to Buyer's obligation to issue and sell the Series D Preference Shares and Warrants set forth in Section 6 of the Series D Preference Share Purchase Agreement, other than Section 6.5 thereof, shall have been satisfied or waived in accordance with such agreement.

                                    ARTICLE 7

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     All obligations of Seller hereunder to complete and effect the transactions contemplated by the Transaction Agreements are subject to the fulfillment on or before the Closing Date of each of the following conditions, any of which may be waived, in writing, by Seller:

     7.1 Accuracy of Representations and Fulfillment of Covenants. The representations and warranties of Buyer contained in Article 4 of this Agreement that are qualified as to materiality or Material Adverse Effect shall be accurate in all respects and all other representations and warranties of Buyer contained in Article 4 of this Agreement shall be accurate in all material respects, in each case, when made and as of the Closing with the same force and effect as if made as of the Closing (except for those representations and warranties that address matters only as of a particular date, which shall have been accurate as of such particular date), except as to matters arising from the date of this Agreement to the Closing Date in the ordinary course of business. Buyer shall have performed, in all material respects, all obligations and complied, in all material respects, with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing. Buyer shall have delivered to Seller an officer's certificate pursuant to Section 5.3(g) hereof confirming the matters in each of the foregoing sentences.

     7.2 Suit or Action. On the Closing Date, there shall be no suit, action or injunction pending or, to Buyer's Knowledge, threatened, challenging or seeking to restrain, enjoin or prohibit the transactions contemplated by the Transaction Agreements or the Long-Term Services Agreement.

     7.3 No Order. There shall be no applicable Law or Order enacted, promulgated or issued which is in effect or which has the effect of making the transactions contemplated by the Transaction Agreements or the Long-Term Services Agreement illegal or which otherwise prohibits consummation of the transactions contemplated by the Transaction Agreements or the Long-Term Services Agreement.

     7.4 Consents. Buyer and Seller shall have obtained all necessary approvals from any Governmental Authority including, without limitation, the approvals of Governmental Authorities set forth on Schedule 6.4.

     7.5 Compliance with Laws. Buyer shall have complied with all applicable Laws as are necessary to consummate the transactions contemplated by the Transaction Agreements and the Long-Term Services Agreement, including, without limitation, the Export Regulations.

     7.6 Delivery of Documents. Buyer shall have executed and delivered to Seller the documents, instruments and certificates identified in Section 5.3. In addition, Buyer shall have executed and delivered to Motorola the Funding Letter Agreement, the Master Foundry Agreement, the Financial Statements Letter Agreement, and each of the IP Agreements.

     7.7 Bank Loan. Buyer and/or Buyer's wholly-owned Subsidiaries shall have entered into a binding written agreement with a bank or banks for a line of credit in the amount of at least USD$350,000,000 on customary terms and conditions (a) pursuant to which Buyer or its Subsidiaries, as the case may be, may draw upon the full amount of such line of credit, in their sole discretion (subject to the applicable notification requirements and procedures set forth therein), immediately following the execution of such bank agreement and, to Buyer's Knowledge, in the reasonably foreseeable future, and (b) that are not, in the aggregate, materially less favorable to Buyer or its Subsidiaries than the current terms and conditions of Buyer's Subsidiary's long term bank loan in the amount of USD$480,000,000 that was entered into in December 2001 and provided that the repayment terms shall not be substantially less favorable to Buyer or its Subsidiaries, as the case may be, than the repayment terms of such December 2001 bank loan, which repayment terms include, for the avoidance of doubt, repayment beginning after two and one-half years in five installments every six months and repayment in full after five years.

     7.8   Opinion of Counsel. At the Closing, Seller shall have received
(i) the opinion, dated as of the Closing Date, of Fangda Partners, and (ii) the opinion, dated as of the Closing Date, of Maples & Calder.

     7.9 Material Adverse Effect. Since the date hereof, there shall not have been any Material Adverse Effect with respect to Buyer.

     7.10 Establishment of Subsidiary. Buyer-Sub shall have been established and organized in accordance with applicable Law.

     7.11 Customs Duty Exemption. Seller shall have obtained from applicable Governmental Authorities the Certificate in Evidence of Release of Supervision over Duty-Free Imported Goods by Foreign-Invested Enterprises or any other documents or approvals necessary to evidence that Seller has been granted an exemption from supervision of any duty-free imported machinery, equipment, raw materials or other tangible assets that are Purchased Assets, and that Seller is legally permitted to transfer the Purchased Assets to Buyer or Buyer-Sub without incurring any taxes, duties, imposts, tariffs or levies payable to any PRC customs authorities.

     7.12 Real Property Transfer Arrangements. Seller and Buyer shall have entered into the Real Property Transfer Arrangements in accordance with Section
8.9 hereof.

     7.13 Series D Preference Share Purchase Agreement. Each of the conditions to Seller's obligation to purchase or acquire the Series D Preference Shares and Warrants set forth in Section 5 of the Series D Preference Share Purchase Agreement, other than Section 5.6 thereof, shall have been satisfied or waived in accordance with such agreement.

                                   ARTICLE 8

                         CERTAIN PRE-CLOSING OBLIGATIONS

     8.1   Further Assurances and Cooperation.

           (a) Seller and Buyer each hereby agree to use all reasonable commercial efforts to cooperate with the other and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate all of the transactions contemplated herein and to be performed hereunder, including, without limitation, successfully and timely obtaining (i) all regulatory consents, approvals or authorizations set forth in Section 3.3(a)(ii) of Seller's Schedule of Exceptions and Section 4.3(a)(ii) of Buyer's Schedule of Exceptions, (ii) from applicable Governmental Authorities exemptions from payment by Seller and/or Buyer-Sub of any and all customs duties and VAT relating to Seller's transfer to Buyer or Buyer's transfer to Buyer-Sub or Buyer-Sub's import, as the case may be, and Buyer-Sub's use, of the Tangible Assets, and (iii) the Building and Land Certificates as described in Section 8.9. Each of Seller and Buyer shall promptly inform the other party of any communication from any Governmental Authority in connection with the filings made by the parties and any review of such filings and the transactions contemplated by this Agreement conducted by such authority.

           (b) Seller and Buyer each hereby agree to use all reasonable commercial efforts to cooperate with the other to obtain (i) all necessary consents or other approvals of third parties necessary to transfer the Purchased Assets and Assumed Liabilities and to assign the Assigned Contracts to Buyer, subject to Section 2.7, and (ii) such Permits as may be required under applicable Laws.

           (c) Seller and Buyer each hereby agree to comply with all applicable Laws, including requirements applicable to the conduct of the MOS 17 Operations or the use of the Purchased Assets or as may be required for each party to comply with the Transaction

Agreements and the Consignment Agreement. Further, Seller and Buyer each hereby agree that it shall not engage in unethical conduct or any activity that might result in a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or act in any fashion or take any action or permit or authorize any action which could render the other party liable for a violation of the FCPA.

           (d) Seller agrees to provide reasonable advice and assistance to Buyer, as may be reasonably requested by Buyer, to assist Buyer in its discussion with Governmental Authorities in the PRC with respect to Buyer obtaining favorable tax incentive treatment from Governmental Authorities.

     8.2 Access. From the date hereof until the Closing Date, Seller shall give Buyer and its representatives access during normal business hours and under reasonable circumstances to all properties and Documents and Records relating to the MOS 17 Operations or the Purchased Assets and furnish Buyer with all financial and other information in its possession directly relating to the MOS 17 Operations or the Purchased Assets as Buyer may from time to time reasonably request for the purposes of facilitating Buyer's conduct of the Facility after the Closing; provided, however, that the disclosure of such Documents and Records does not, or would not (i) result in the loss by Seller or its Affiliates of the attorney-client privilege, the work product doctrine or any other judicially-recognized privilege, protection or immunity from disclosure,
(ii) require disclosure of any Tax Return of Seller or its Affiliates, or (iii) result in the breach of any confidentiality obligation to which Seller or any of its Affiliates is subject; provided, further, that (x) in no event shall the foregoing rights apply in connection with any claims, litigation or other legal proceedings of Buyer (or its Affiliates) against Seller or its Affiliates. In the event that Buyer or its authorized representatives are granted access to the Facility by Seller pursuant to this Section 8.2, Buyer and its authorized representatives shall be given access to the Facility as a visitor or visitors only and must be accompanied or supervised by an authorized employee of Seller at all times. Notwithstanding anything to the contrary in this Section 8.2, Seller shall not be obligated to provide access to Documents and Records to Buyer or its advisors or representatives in connection with Buyer's preparation for an initial public offering pursuant to this Section 8.2, and each of Seller and Buyer hereby acknowledge and agree that any access to Documents and Records in connection with Buyer's preparation for an initial public offering, if any, shall be governed by the Financial Statements Letter Agreement. Buyer shall not contact any employee, customer, supplier, landlord or tenant of Seller without the prior written consent (including, without limitation, written consent by e-mail) of Ted Schaffner, Sean Hunkler or Dirk Buikema, which consent shall not be unreasonably withheld.

     8.3 Insurance. Buyer shall obtain and maintain reasonable and customary liability insurance with carriers to cover the Purchased Assets and the activities of the Facility following the Closing. Buyer shall provide Seller with a certificate of insurance evidencing the foregoing. All premiums, assessments and other charges incurred in maintaining such insurance in full force and effect, as well as the payment of any deductibles or self-insured retentions, shall be the sole responsibility of Buyer.

     8.4   Notification of Certain Matters.

           (a) Buyer shall promptly notify Seller of any representation or warranty made by Buyer in this Agreement that becomes untrue or inaccurate in any material respect, or any failure of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with by Buyer under this Agreement.

           (b) Seller shall promptly notify Buyer of any representation made by Seller in this Agreement that becomes untrue or inaccurate in any material respect, or any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with by Seller under this Agreement.

           (c) No information or knowledge obtained as a result of any notice provided pursuant to this Section 8.4 or otherwise under this Agreement shall
(i) affect or be deemed to supplement, amend or otherwise modify any representations and warranties of the other party hereto contained in this Agreement, any other Transaction Agreement or in any certificate, instrument or other document delivered in connection with the transactions contemplated hereby, or (ii) affect the conditions to the obligations of such party to consummate the transactions contemplated hereby.

           (d) In the event that either party hereto discloses to the other party hereto that a representation or warranty has become untrue or inaccurate in any material respect, or that such party has failed to comply with or satisfy in any material respect any covenant, condition or agreement under this Agreement (a "Disclosed Breach"), pursuant to this Section 8.4 or otherwise, the parties hereby agree to use reasonable commercial efforts to negotiate in good faith to resolve any claims prior to the Closing which one party may otherwise be entitled to make against the other party after the Closing pursuant to
Article 11 in respect of such Disclosed Breach.

     8.5 Formation of SMIC Tianjin. Prior to the Closing, Buyer shall establish Buyer-Sub in accordance with the Laws of the PRC.

     8.6 Actions of Seller and Conduct of MOS 17 Operations Prior to the Closing Date. Except to the extent contemplated in the Consignment Agreement or the Transition Services Agreement:

           (a) From the date hereof and continuing until the Closing Date, Seller shall (i) conduct the MOS 17 Operations in the ordinary course consistent with past practice, and (ii) use reasonable commercial efforts to (x) preserve intact its relationships with third parties with respect to the conduct of the MOS 17 Operations, (y) preserve and maintain the Purchased Assets in the ordinary course consistent with past practice, and (iii) comply with all material governmental and regulatory requirements applicable to the conduct of the MOS 17 Operations; provided, however, that Seller shall have no obligation to maintain inventory levels consistent with past practice.

           (b) In furtherance of, and not in limitation of, the foregoing, Seller shall not, with respect to the conduct of the MOS 17 Operations prior to
Closing:

                (i) sell, lease, encumber, pledge, modify, transfer, convey, assign, distribute, license or otherwise dispose of any Purchased Assets or right to the use of any

Purchased Assets, except for the disposition or use of inventory and Construction Materials in the ordinary course;

                (ii) fail to maintain in full force and effect, or fail to renew, material Permits necessary or required to conduct the MOS 17 Operations;

                (iii) fail to maintain the Purchased Assets in customary repair, order and condition, or, in the event of a casualty or Damage to any of the Purchased Assets prior to the Closing, either repair or replace such damaged assets or, at the option of Seller, transfer the proceeds of insurance covering such damaged assets to Buyer at the Closing or upon receipt, whichever occurs later;

                (iv) alter, terminate or amend any Assigned Contract or waive any material rights thereunder;

                (v) take or omit to take any action with the intention to cause Seller's representations and warranties hereunder to be inaccurate in any material respect at, or as of any time prior to, the Closing;

                (vi) without the express prior written consent of Buyer or Buyer-Sub, terminate any MOS 17 Employee (which shall not include an employee's voluntary separation or resignation), or increase the salary of any Transferred Employees (except for any increases already planned and communicated to Buyer or Buyer-Sub prior to the date hereof) prior to the Closing; and

                (vii) agree to commit to do any of the foregoing.

           (c) Seller will not, nor will it authorize or permit any of its officers, directors, Affiliates, agents or representatives to, directly or indirectly, solicit, negotiate, offer or accept offers or proposals from any third party relating to the acquisition of all or substantially all of the MOS 17 Operations or the Purchased Assets (an "Acquisition Proposal"). Seller will, and will cause its officers, directors, Affiliates, agents and representatives to, immediately cease any and all existing discussions, communications and negotiations with all third parties relating to any Acquisition Proposal.

     8.7 Termination Fees. Buyer has agreed to assume Seller's rights and obligations in, to and under (a) the MOS 17 On Site Services Contract, dated as of October 1, 2000, by and between Seller and Northern Air Products (Tianjin) Ltd. ("NAP") and (b) the Product Supply Agreement, dated as of January 1, 2001, by and between Seller and NAP (collectively, the "Air Products Contracts"), in each case, subject to obtaining all necessary third party consents and subject to Buyer obtaining from NAP satisfactory terms and conditions under the Air Products Contracts. Buyer shall use reasonable commercial efforts to, and shall negotiate in good faith to, obtain satisfactory amendments to the terms and conditions of the Air Products Contracts from NAP and to assume the Air Products Contracts from Seller in order to avoid payment of any termination fees by Buyer or Seller. However, in the event that Buyer is unable to obtain satisfactory amendments to the terms and conditions for the Air Products Contracts or does not assume the Air Products Contracts from Seller, Seller and Buyer shall each pay one half of the termination fees, if any, associated with the termination of such contracts.

     8.8   Customs Duty Exemption. With Buyer's cooperation as set forth in
Section 8.1(a)(iii) above, the Seller shall apply to the applicable customs authority for a Certificate in Evidence of Release of Supervision over Duty-Free Imported Goods by Foreign-Invested Enterprises or any other documents or approvals necessary to evidence that Seller has been granted an exemption from supervision of any duty-free imported machinery, equipment, raw materials or other tangible assets that are Purchased Assets, and that Seller is legally permitted to transfer the Purchased Assets to Buyer or Buyer-Sub without incurring any taxes, duties, imposts, tariffs or levies payable to any PRC customs authorities.

     8.9   Building and Land Certificates.

           (a) Seller and Buyer each hereby agree to: (i) cooperate in good faith with the other to seek guidance and additional information from the appropriate Land Authorities on the procedures and timing necessary for obtaining the Building and Land Certificates on the Closing Date and (ii) cooperate in good faith with the other to agree upon the timing of the application for the Building and Land Certificates, which application, subject to guidance and additional information received from the Land Authorities, the parties currently anticipate making thirty (30) days prior to the anticipated Closing Date (which anticipated Closing Date shall be discussed and mutually agreed upon between Seller and Buyer).

           (b) As soon as practicable after obtaining the guidance and additional information from the appropriate Land Authorities as described in
Section 8.9(a) above and prior to applying for the Building and Land Certificates with the appropriate Land Authorities, Seller and Buyer shall enter into such agreements or arrangements, including, if deemed necessary by both parties, an amendment to this Agreement and/or the Real Property Rights Assignment Agreement, on terms that (i) Buyer reasonably believes in good faith are necessary to limit Buyer's risks and concerns in the event that the Transfer Closing Items (as defined in the Real Property Rights Assignment Agreement) are obtained after the Closing and (ii) Seller reasonably believes in good faith are necessary to limit Seller's risks and concerns in the event that the Transfer Closing Items are obtained prior to the Closing (the "Real Property Transfer Arrangements"). Both parties agree to use all reasonable commercial efforts to obtain the Building and Land Certificates and other Transfer Closing Items at the Closing.

                                   ARTICLE 9

                                EMPLOYEE MATTERS

     9.1   Transferred Employees.

           (a) Buyer shall, or shall cause Buyer-Sub to, offer employment to all of the employees of Seller who work at the Facility prior to the Closing Date and who are listed on Schedule 9.1(a)(1) ("MOS 17 PRC Employees") and
Schedule 9.1(a)(2) ("MOS 17 Expatriate Employees"). An offer of employment extended by Buyer or Buyer-Sub to an employee in accordance with the preceding sentence shall be (unless otherwise indicated, the following provisions are applicable to MOS 17 PRC Employees and MOS 17 Expatriate Employees):

                (i) for a position with job duties substantially similar to the job duties of the position held by such employee with Motorola or Seller immediately prior to the hire date;

                (ii) For each MOS 17 PRC Employee, at the same or at a greater annualized salary rate, including any applicable variable pay rate (e.g., shift differential pay), as the employee is currently receiving from Seller, and this annualized salary rate shall not be decreased for a period of at least one year from the date the employee accepts employment with Buyer or Buyer-Sub; and

                (iii) For each MOS 17 Expatriate Employee, at an annualized salary rate, including any applicable variable pay rate (e.g., shift differential pay), substantially comparable to the salary of similarly situated employees of Buyer or Buyer-Sub in positions with similar responsibilities, and this annualized salary rate shall not be decreased for a period of at least one year from the date the employee accepts employment with Buyer or Buyer-Sub;

                (iv) with an incentive program or other additional compensation which shall be substantially comparable or greater than such incentive program or other additional compensation provided to similarly situated employees of Buyer or Buyer-Sub in positions with similar responsibilities, provided that, this clause (iv) does not apply to the employees listed on Schedule 9.1(a)(iv); and

                (v) with employee benefit plans and similar programs (including for this purpose a holiday schedule) available to similarly situated employees of Buyer or Buyer-Sub in positions with similar responsibilities.

           (b) For any employee on Schedule 9.1(a)(1) or Schedule 9.1(a)(2) on a leave of absence prior to the Closing Date, Buyer shall, or shall cause Buyer-Sub to, extend a conditional offer of employment as described in Section 9.1(a) above to each such person. The offer will be conditioned upon the employee qualifying for a leave of absence with Buyer or Buyer-Sub. Any employee on a leave of absence receiving an offer of employment with Buyer or Buyer-Sub under this Section 9.1(b) and who cannot return to work on the Closing Date must apply for a leave of absence under Buyer or Buyer-Sub's policies prior to the Closing Date. Buyer or Buyer-Sub will determine whether to grant the request for a leave of absence in accordance with its policies and applicable Law

           (c) Other than as expressly provided in Section 2.9(b), Buyer shall be or shall cause Buyer-Sub to be responsible for and shall be obligated to pay, perform or otherwise assume or discharge any employment related liabilities, including, without limitation, any employee benefits or compensation arrangements or claims, credits, damages, liabilities or obligations arising from, in connection with or relating to any individual's employment by Buyer or Buyer-Sub, for periods beginning on or after the Closing Date. Without limiting the foregoing sentence, Buyer and Buyer-Sub agree that they are responsible for any liabilities arising from, in connection with, or relating to any individual's employment by Buyer or Buyer-Sub.

           (d) Seller shall be responsible for and shall be obligated to pay, perform or otherwise assume or discharge any employment related liabilities, including, without limitation, any employee benefits or compensation arrangements or claims, credits, damages, liabilities or obligations arising from, in connection with or relating to any Transferred Employee's employment by Seller, for periods ending on the date immediately prior to the Closing Date, including the liabilities set forth in Section 2.9(b). In addition to the foregoing, Seller shall pay all vacation days and sick days of Transferred Employees accrued through the date immediately prior to the Closing Date.

           (e) Work Authorizations. Buyer shall, or shall cause Buyer-Sub to, provide necessary assistance to the Transferred Employees to obtain for the benefit of the Transferred Employees all required government approvals, including but not limited to a valid Visa and any other required permit or authorization, that will be required for the Transferred Employees to commence work for Buyer or Buyer-Sub at the Facility.

           (f) Continued Employment. Buyer shall ensure or shall cause Buyer-Sub to ensure that Buyer or Buyer-Sub, as the case may be, does not terminate any Transferred Employee (other than for (i) willful misconduct or gross negligence which constitutes a serious violation of labor discipline or the rules or regulations of Buyer or Buyer-Sub, (ii) commitment of a criminal offense, or (iii) material performance deficiencies which remain uncorrected after reasonable warning, training and post change/adjustment) or otherwise alter their terms of employment (as described in Section 9.1(a) above) during the first year after the Closing; provided, however, that if Buyer or Buyer-Sub does terminate any Transferred Employee (other than for (1) willful misconduct or gross negligence which constitutes a serious violation of labor discipline or the rules or regulations of Buyer or Buyer-Sub, (2) commitment of a criminal offense, or (3) material performance deficiencies which remain uncorrected after reasonable warning, training and post change/adjustment) or requires the Transferred Employee to relocate and the Transferred Employee refuses, in each case, during the first year after the Closing, Buyer shall, or shall cause Buyer-Sub to, pay the Transferred Employee severance equal to the amount required by Law, plus the amount of salary the Transferred Employee would have otherwise received from the date of termination through the first anniversary of his or her hire date.

           (g) Tuition Assistance to MOS 17 Expatriate Employees. Seller currently provides assistance to MOS 17 Expatriate Employees for tuition expenses for the children of these employees to attend private elementary and secondary school. Buyer currently does not provide this benefit to its employees. Seller agrees to continue this tuition assistance on a limited basis for MOS 17 Expatriate Employees who become Transferred Employees. Seller will pay the tuition for children of MOS 17 Expatriate Employees who become Transferred Employees for a period of time (the "Tuition Assistance Period") beginning on the Closing Date and ending on the earlier of (i) one year following the Closing Date or (ii) the date on which Buyer or Buyer-Sub completes its initial public offering or (iii) with respect to any Transferred Employee, the date of the employee's separation from employment with Buyer or Buyer-Sub. In addition, Seller shall, at the request of Buyer prior to the Closing, provide a payment to such Transferred Employees for the tax liability incurred by such employees as a result of payments made pursuant to this Section 9.1(g). In no circumstance will the amount paid for tuition assistance and payment for tax liability for the children of all employees pursuant to this
Section 9.1(g) exceed the aggregate amount of USD$500,000 (the "Maximum Tuition Expense"). Buyer agrees that the amount Motorola will transfer to Buyer pursuant to the Funding Letter Agreement will be reduced by the Maximum Tuition Expense.

     9.2   Temporary Assignment of Seller Employees to Buyer-Sub. Pursuant to
Section 9.1 above, Buyer or Buyer-Sub will make offers of employment to all MOS 17 Expatriate Employees. Buyer and Buyer-Sub recognize that not all of these employees will accept its offers of employment. Buyer or Buyer-Sub may wish to retain on a temporary basis the services of some of the MOS 17 Expatriate Employees who do not accept Buyer or Buyer-Sub's offer of employment. To facilitate this temporary assignment, Seller and Buyer agree to the following:

           (a) As soon as practicable after the execution of this Agreement, Buyer or Buyer-Sub will provide to Seller a proposed list of all MOS 17 Expatriate Employees it wishes to engage on a temporary basis if the employees do not accept Buyer or Buyer-Sub's offers of employment. The list shall contain the names of the employees, and the length of assignment requested by Buyer or Buyer-Sub. In no event will the length of assignment exceed six months from the Closing Date. With respect to those employees on this list who have not accepted employment with Buyer-Sub as of the Closing Date, Buyer or Buyer-Sub shall identify those employees it would like to be seconded. Seller agrees to assign such employees (the "Seconded Employee(s)") to Buyer or Buyer-Sub for a period not to exceed the period indicated on the list.

           (b) Buyer shall be, or shall cause Buyer-Sub to be, responsible for all salary and benefit costs associated with the Seconded Employees during the assignment. Buyer or Buyer-Sub will pay for these costs as follows: Seller will continue to pay the salary and benefits of the Seconded Employees during the period of the assignment. On or before the Closing Date, Seller will provide the estimated costs of salary and benefits during the proposed assignment for each Seconded Employee to Buyer and Buyer-Sub (the "Estimated Secondment Expense"). Buyer agrees that the amount Motorola will transfer to Buyer pursuant to the Funding Letter Agreement will be reduced by the aggregate Estimated Secondment Expense.

           (c) Seller agrees not to terminate (which shall not include an employee's voluntary separation or resignation) any Seconded Employee prior to the end of the assignment agreed to by Seller without the advance written consent of Buyer or Buyer-Sub. Buyer and Buyer-Sub acknowledge that any of the Seconded Employees may choose to separate from employment with Seller voluntarily prior to the end of the assignment period, and that Seller has no control over that decision. The assignment of any Seconded Employee who voluntarily separates from employment with Seller will end immediately. In this circumstance, Seller will have no liability to Buyer or Buyer-Sub other than to return the portion of any salary and benefit cost for that Seconded Employee for the period from the date of separation through the end of the agreed to assignment.

           (d) On or before the Closing Date, Seller and Buyer or Buyer-Sub will enter into a Secondment Agreement detailing and controlling the terms of the assignment of the Seconded Employees (the "Secondment Agreement").

                                   ARTICLE 10

                  CERTAIN CLOSING AND POST-CLOSING OBLIGATIONS

     10.1 Contribution of Assets. At the Closing, Buyer shall contribute the Purchased Assets and the Assumed Liabilities to Buyer-Sub, and Buyer-Sub shall accept and assume the

Purchased Assets and the Assumed Liabilities; provided, however, that in the event the Building and Land Certificates are issued by the Land Authorities after the Closing, Buyer shall contribute the Transferred Real Property Rights and the Transferred Expat Houses to Buyer-Sub and Buyer-Sub shall accept such contribution promptly following receipt by Buyer of such Building and Land Certificates.

     10.2  Records and Documents.

           (a) On or after the Closing Date, Seller shall grant to Buyer and its representatives, at Buyer's reasonable request, reasonable access to and the right to make copies at Buyer's sole expense of those Documents and Records in Seller's possession related to the Purchased Assets or the MOS 17 Operations and covering any period prior to the Closing as may be reasonably necessary for the purposes of facilitating Buyer's conduct of the MOS 17 Operations after the Closing, litigation (other than litigation involving Seller (or its Affiliates)), preparation of financial statements, Tax Returns and/or audits or other valid business purposes; provided, however, that the disclosure of such Documents and Records does not, or would not (i) result in the loss by Seller or its Affiliates of the attorney-client privilege, the work product doctrine or any other judicially-recognized privilege, protection or immunity from disclosure, (ii) require disclosure of any Tax Return of Seller or its Affiliates, or (iii) result in the breach of any confidentiality obligation to which Seller or any of its Affiliates is subject; provided, further, that in no event shall the foregoing rights apply in connection with any claims, litigation or other legal proceedings of Buyer (or its Affiliates) against Seller or its Affiliates. Notwithstanding anything to the contrary in this Section 10.2, Seller shall not be obligated to provide access to Documents and Records to Buyer or its advisors or representatives in connection with Buyer's preparation for an initial public offering pursuant to this Section 10.2, and Seller and Buyer hereby acknowledge and agree that any access to Documents and Records in connection with Buyer's preparation for an initial public offering, if any, shall be governed by the Financial Statements Letter Agreement. If Seller elects to dispose of any such Documents and Records within six (6) years following the Closing Date, Seller shall first give Buyer sixty (60) days written notice, during which period Buyer shall have the right to take such Documents and Records without further consideration. The parties hereby acknowledge that this
Section 10.2(a) shall not apply to any Documents and Records held by Motorola (together with its Affiliates), in its capacity as a customer of the MOS 17 Operations.

           (b) On or after the Closing Date, Buyer shall grant to Seller and its representatives, at Seller's reasonable request, reasonable access to and the right to make copies at Seller's sole expense of those Documents and Records in Buyer's possession related to the Purchased Assets or the MOS 17 Operations and covering any period prior to the Closing as may be reasonably necessary for litigation (other than litigation involving Buyer (or its Affiliates)), preparation of financial statements, Tax Returns and/or audits or other valid business purposes; provided, however, that (i) the disclosure of such Documents and Records does not, or would not (x) require disclosure of any Tax Return of Buyer or its Affiliates, or (y) result in the breach of any confidentiality obligation to which Buyer or any of its Affiliates is subject and (ii) with respect to Documents and Records that are not Transferred Documents and Records, the disclosure of such non-Transferred Documents and Records does not, or would not result in the loss by Buyer or its Affiliates of the attorney-client privilege, the work product doctrine or any other judicially-recognized privilege, protection or immunity from disclosure; provided, further, that in no event shall the foregoing rights apply in connection with any claims, litigation or other legal proceedings of Seller (or its Affiliates) against Buyer or its Affiliates. If Buyer elects to dispose of any such Documents and Records within six (6) years following the Closing Date, Buyer shall first give Seller sixty (60) days written notice, during which period Seller shall have the right to take such Documents and Records without further consideration.

           (c) The personnel files of all MOS 17 PRC Employees are maintained at the TEDA Labor and Social Security Bureau. Seller will use reasonable commercial efforts to work with Buyer or Buyer-Sub to attempt to transfer to Buyer or Buyer-Sub on the Closing Date or as soon as reasonably possible thereafter the files of all MOS 17 PRC Employees who become Transferred Employees. For each MOS 17 Expatriate Employee who becomes a Transferred Employee, Seller will provide Buyer or Buyer-Sub a copy of the employee's Human Resources file maintained in the Motorola Solutions Center. Buyer or Buyer Sub shall reimburse Seller for any costs associated with transferring the files referenced above.

     10.3 Certain Export Matters. Buyer hereby acknowledges that the Purchased Assets include commodities, software and technology exported from the United States, which are subject to the United States export control Laws, including, without limitation, the Export Administration Regulations, 15 C.F.R. Parts 730-774 (collectively, the "Export Regulations"). Buyer shall comply strictly with all Export Regulations that are applicable to the Purchased Assets and hereby specifically covenants and agrees that neither it nor Buyer-Sub shall export, reexport, transfer, or disclose any of the Purchased Assets to any other person, firm, corporation or other entity, or to any other country, except in accordance with the Export Regulations and the terms and conditions of any applicable license exception or export license issued thereunder.

     10.4 Environmental Permits. Buyer shall obtain any applicable Permits, including environmental Permits, needed to transport, install or operate the Tangible Assets or the Facility. Buyer shall, or Buyer shall cause Buyer-Sub to, be responsible for compliance with all applicable Environmental Laws after Buyer or Buyer-Sub, as the case may be, takes title to the Purchased Assets.

     10.5 Further Assurances. At any time from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information, and take such other actions as reasonably requested by the other party hereto as are necessary and appropriate to carry out the purposes of this Agreement, to vest title of the Purchased Assets in Buyer, and to fulfill its obligations under this Agreement.

                                   ARTICLE 11

                    INDEMNITY AND SURVIVAL OF REPRESENTATIONS

     11.1 Survival. All representations and warranties contained in the Transaction Agreements shall survive the Closing for a period of one (1) year from the Closing Date, and thereafter shall expire and be of no force or effect, except for: (a) the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Due Execution), 3.3 (Non-contravention),
3.6 (Title to Tangible Assets), 4.1 (Organization and Qualification), 4.2 (Due Execution) and 4.3 (Non-contravention), which shall survive for three (3) years from the

Closing Date, (b) the representations and warranties contained in Section 3.4 (Taxes), which shall survive for a period of four (4) years from the Closing Date, and (c) the representations and warranties contained in Section 3.9 (Environmental Matters) which shall survive for a period of four (4) years from the Closing Date. All covenants contained in the Transaction Agreements shall survive the Closing and will continue indefinitely in full force and effect until the expiration of the applicable statute of limitations for claims arising under a breach of such covenants. Any claim for indemnification under Section 11.2(a)(i) or Section 11.2(b)(i) that is asserted by written notice as provided in Section 11.3 within the survival period shall survive until resolved pursuant to Article 14.

     11.2  Indemnification.

           (a) Buyer shall indemnify and hold harmless Seller and its representatives, shareholders and Affiliates (collectively, "Seller Indemnitees") from, and will reimburse Seller Indemnitees for and against, any and all loss, liability, claim, damage, cost or expense (including reasonable attorneys' fees and expenses), judgments and fines (collectively, "Damages") (i) caused by any breach of any representation or warranty of Buyer or Buyer-Sub in the Transaction Agreements, (ii) caused by failure to fulfill any covenant or agreement of Buyer or Buyer-Sub contained in the Transaction Agreements, or
(iii) arising from the Assumed Liabilities. For the avoidance of doubt, Seller may not seek indemnification under clause (iii) hereof to the extent that such Damages are a result of Seller's negligence, grossly negligent or bad faith actions or inactions or willful misconduct.

           (b) Seller shall indemnify and hold harmless Buyer and its representatives, shareholders and Affiliates (collectively, "Buyer Indemnitees") from, and will reimburse Buyer Indemnitees for and against, any Damages, (i) caused by any breach of any representation or warranty of Seller in the Transaction Agreements, (ii) caused by failure to fulfill any covenant or agreement of Seller contained in the Transaction Agreements or (iii) arising from the Excluded Liabilities (other than Excluded Liabilities described in Section 2.9(f)). For the avoidance of doubt, Buyer may not seek indemnification under clause (iii) hereof to the extent that such Damages are a result of Buyer's or Buyer-Sub's negligence, grossly negligent or bad faith actions or inactions or willful misconduct. Damages shall be paid by Seller (A) at any time prior to the IPO (as such term is defined in the Eighth Amended and Restated Articles of Association), in shares of Series D Preference Shares (based on a per share value equal to the per share Purchase Price set forth in the Series D Preference Share Agreement) of Buyer held by Seller equal to the amount of the Damages, or (B) at any time following the IPO, in cash.

     11.3  Limits on Indemnification Obligation.

           (a) Seller shall not be required to make any payments pursuant to this Article 11, unless and until the aggregate amount of all Damages pursuant to this Article 11 shall exceed USD$7,200,000 (the "Threshold Amount"), in which event Buyer shall be entitled to recover all Damages including the Threshold Amount. The maximum aggregate amount recoverable by Buyer from Seller with respect to any claims relating to the Transaction Agreements or the transactions contemplated thereby shall not exceed USD$100,800,000 (the "Cap Amount"); provided, however, that notwithstanding the foregoing, neither the Threshold

Amount nor the Cap Amount shall apply to any amount recoverable by Buyer pursuant to the indemnity set forth in Sections 11.2(b)(ii) or 11.2(b)(iii).

           (b) Buyer shall not be required to make any payments pursuant to this Article 11, unless and until the aggregate amount of all Damages pursuant to this Article 11 shall exceed the Threshold Amount, in which event Seller shall be entitled to recover all Damages including the Threshold Amount. The maximum aggregate amount recoverable by Seller from Buyer with respect to any claims relating to the Transaction Agreements or the transactions contemplated thereby shall not exceed the Cap Amount; provided, however, that notwithstanding the foregoing, neither the Threshold Amount nor the Cap Amount shall apply to any amount recoverable by Seller pursuant to the indemnity set forth in Sections 11.2(a)(ii) or 11.2(a)(iii).

           (c) The party seeking indemnification (the "Indemnified Party") shall give written notice to the indemnifying party (the "Indemnifying Party") of the facts and circumstances giving rise to any claim for indemnification as soon as reasonably possible but in any event within thirty (30) days after it obtains knowledge of the basis for a claim for indemnification hereunder; provided, however, that failure to give such notice within thirty (30) days shall not relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Damages or liabilities caused by or arising out of such failure. The Indemnified Party shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities and damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any warranty or insurance coverage or any tax benefit actually received as a result of the facts and circumstances relating to any indemnifiable claim; provided, however, that any increase in insurance premium or cost of collecting from an insurance company shall be deemed an indemnifiable claim hereunder. If any Damages are covered by insurance, the Indemnified Party shall use all reasonable commercial efforts to recover the amount of such Damages from the insurer of the Indemnifying Party which recovery shall reduce the amount of Damages hereunder.

           (d) To the extent that either party discharges any claim for indemnification hereunder, such party shall be subrogated to all rights of the other party against third parties directly relating to such claim.

     11.4 Notice and Defense of Third Party Claims. With respect to each claim by a third party which could give rise to an indemnification obligation under this Article 11 (a "Third Party Claim"), the Indemnified Party shall give prompt notice to the Indemnifying Party of the Third Party Claim; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Damages or liabilities caused by or arising out of such failure. The Indemnifying Party may, at its sole cost and expense, upon notice to the Indemnified Party within thirty (30) days after the Indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim, with counsel of its choice. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless (a) (i) the settlement or judgment is solely for money damages, (ii) the settlement or judgment does not seek an injunction or other equitable relief and (iii) there is no finding or admission of any violation of Law or any violation of the rights of any Person, or (b) the Indemnified Party consents in writing thereto, which consent shall not be unreasonably withheld. The Indemnifying Party shall provide the Indemnified Party with fifteen (15) days prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of (but not control) any Third Party Claim, the defense of which is assumed by the Indemnifying Party, with its own counsel and at its own expense. The parties shall cooperate in the defense of any Third Party Claim. If the Indemnifying Party does not assume the defense of any such claim or proceeding resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend such claim or proceeding in a reasonable manner, including settling such claim or proceeding on such terms as the Indemnified Party may deem appropriate after giving fifteen (15) days' notice of the same to the Indemnifying Party and obtaining the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The party who has assumed the defense of any such claim or proceeding shall keep the other party reasonably informed, in writing, as to the defense of any such matter hereunder. All parties hereto will cooperate in the defense or prosecution of claims involving a third party and will furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     11.5 Exclusivity of Remedy. After the Closing, the indemnification rights provided hereunder shall be the exclusive remedy of Seller and Buyer and each of their respective Affiliates and their officers, directors, employees, stockholders, Affiliates, agents or representatives with respect to any dispute arising out of or related to the Transaction Agreements.

                                   ARTICLE 12

                            TERMINATION OF AGREEMENT

     12.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

           (a)  by the mutual written consent of Seller and Buyer; or

           (b) by Seller or by Buyer if any court of competent jurisdiction or Governmental Authority having jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; or

           (c) by Seller or by Buyer for any reason if the Closing has not occurred by January 31, 2004, unless otherwise mutually agreed in writing by Seller and Buyer, provided, that a party cannot terminate this Agreement under this Section 12.1(c) if the failure of the Closing to occur is the result of the action or inaction of such party to perform any of its obligations hereunder, which principally causes the failure of the Closing to occur (except the failure on the part of such party to satisfy a closing condition over which such party has no control).

     12.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 12.1 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, however, that the provisions of Section 13.1 (Expenses), Section 13.3 (Nondisclosure and Publicity), Article 14 (Disputes), Section 15.1 (Limitation on Liability), Section 15.2 (Governing Law) and Section 15.12 (Language) shall survive termination of this Agreement.

                                   ARTICLE 13

                               GENERAL PROVISIONS

     13.1  Expenses.

           (a) Except as expressly provided herein, all of the expenses incurred by Seller (including, without limitation, fees and expenses of legal counsel, investment bankers or other representatives or consultants) in connection with the preparation, execution and consummation of this Agreement and with the transactions contemplated herein shall be paid by Seller; and all of Buyer's such expenses in such connection shall be paid by Buyer. Seller hereby agrees to pay costs and fees incurred in connection with the translation of documents and Buyer hereby agrees to pay its own costs and fees incurred in connection with the review of such translated documents.

           (b) Each party shall be responsible for and shall pay when due such Taxes resulting from or payable in connection with the transactions contemplated by the Transaction Agreements as are imposed upon such party by PRC Law.

           (c) Seller and Buyer shall each pay one half of the costs associated with (i) the preparation and filing of Buyer's feasibility study, (ii) land surveys to be performed prior to the Closing by the parties in order to effectuate the division of the real property rights between Seller and Buyer and
(iii) the establishment of Buyer-Sub; provided, however, that Seller shall not in any case be obligated to pay any costs or fees of Buyer's legal counsel or any other costs or fees described in this Section 13.1(c) in an amount, in the aggregate, in excess of USD$30,000.

     13.2 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing, and shall be deemed to have been duly given to a party (a) when delivered, if delivered by hand or by nationally recognized overnight courier service (costs prepaid), or (b) when received, if sent by facsimile with confirmation of transmission by the transmitting equipment, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number as a party may designate by written notice to the other parties):

           If to Seller:    Motorola (China) Electronics Limited
                            #108 Jian Guo Lu
                            Chaoyang District
                            Beijing  100022
                            People's Republic of China
                            Facsimile No:  +86 (10) 6566-8449

                            Attention: Sherry Liu

           With a copy to:  Motorola, Inc.
                            6501 William Cannon Dr.
                            TX30/OE331
                            Facsimile No.: (512) 895-3809
                            Attention:  Sean Hunkler

           And to:          Motorola, Inc.
                            Law Department
                            1303 E. Algonquin Road
                            Schaumburg, IL 60196
                            Facsimile No.: (847) 576-3628
                            Attention:  General Counsel

           If to Buyer:     Semiconductor Manufacturing International
                             Corporation
                            No 18 Zhangjiang Road
                            Pudong New Area, Shanghai 201203
                            The People's Republic of China
                            Facsimile No.: +86 (21) 5080-3070
                            Attention:  Chief Executive Officer

           With copy to:    Semiconductor Manufacturing International
                             Corporation
                            No 18 Zhangjiang Road
                            Pudong New Area, Shanghai 201203
                            The People's Republic of China
                            Facsimile No.: +86 (21) 5080-3619
                            Attention:  General Counsel

           And to:          Shearman & Sterling LLP
                            1080 Marsh Road
                            Menlo Park, CA 94025
                            Facsimile No.: (650) 838-3600
                            Attention:  Carmen Chang, Esq.

     13.3  Nondisclosure and Publicity.

           (a) Without the prior written consent of the other party or except as otherwise provided herein, neither Seller nor Buyer shall, and each of Seller and Buyer shall cause its respective Affiliates, representatives, agents, officers, directors and employees not to, distribute, disclose or provide access to any of the other party's Confidential Information to any third party; provided, however, that Confidential Information shall not include information that (i) is or becomes known to the public without any violation of any written agreement between the parties, (ii) becomes legally available on a non-confidential basis from any third party, the disclosure of which does not violate any contractual or legal obligation of such third party with respect to such information, or (iii) can be shown to have been independently developed by any person and which development does not violate any contractual or legal obligation of such person with respect to such information. In the event that (x) any party or any such Affiliate, representative, agent, officer, director or employee becomes legally compelled to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such requirement so that the other party may seek a protective order or other remedy or waive compliance with this section, or (y) such protective order or other remedy is not obtained, or such waiver is given, if such party determines, upon the advice of counsel, that it is required to disclose such Confidential Information, such party may furnish only that portion of such Confidential Information which is legally required to be provided and exercise its reasonable commercial efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

           (b) Except as required by Law, the parties agree to, and will cause their respective Affiliates, representatives, agents, officers, directors and employees to, not disclose the terms and provisions of the Transaction Agreements, the Long-Term Services Agreement, the Guaranty, the Funding Letter Agreement and the Equity Agreements, including the exhibits and schedules thereto, to any other person, except (i) for disclosures to their respective advisors and representatives who need to be aware of the foregoing in order to effectuate the consummation of the transactions contemplated hereby or the initial public offering of Buyer or (ii) upon the prior written consent of the other party.

           (c) Except as required by Law, neither party shall issue any press release or make any other public disclosure (including disclosure to public officials) with respect to the Transaction Agreements, the Long-Term Services Agreement, the Guaranty, the Funding Letter Agreement and the Equity Agreements, including the exhibits and schedules thereto, or the transactions contemplated thereby, without the prior consent of the other party; provided, however, that either party may, if considered necessary by its counsel to fulfill its obligations as a publicly traded corporation, respond to inquiries and issue such releases as it considers necessary and appropriate, if it (i) notifies the other party in advance of the substance of such proposed response or proposed release, (ii) gives such party reasonable opportunity for comment prior to such response or release and (iii) if so requested by such party in connection with any disclosure to any Governmental Authority, uses reasonable commercial efforts to obtain confidential treatment (or any comparable standard of foreign regulators, to the extent applicable) of the information to be disclosed.

           (d) Upon the request of the other party, each party hereby agrees to return or destroy, or cause to be returned or destroyed, all documents, records, notes, correspondence or analyses (including all copies thereof) containing any Confidential Information in its possession or in the possession of its Affiliates, representatives, agents, officers, directors and employees, provided to it in the course of evaluating the transactions contemplated by this Agreement or otherwise. Such return or destruction shall be certified in writing to each party by an authorized officer of the other party. Such return or destruction, however, does not abrogate the continuing obligations of the parties under this Agreement.

           (e)  The Nondisclosure Agreement shall terminate as of the Closing.

           (f) The obligations of each of the parties hereto to comply with the provisions contained herein shall continue for a period of three years commencing on the Closing Date.

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

     13.4 Risk of Loss. Any risk of loss or damage to the Purchased Assets will be borne by Seller until the Closing at which time all risk of loss and title thereto will pass to Buyer, subject to the terms and conditions of this Agreement.

                                   ARTICLE 14

                                    DISPUTES

     14.1 Amicable Resolution. Seller, Buyer, Motorola and Buyer-Sub mutually desire that friendly collaboration will develop between themselves. Accordingly, they shall try to resolve in a friendly manner all disagreements and misunderstandings connected with their respective rights and obligations under the Transaction Agreements, including any amendments thereto.

     14.2 Consultation. Any dispute, controversy or claim arising out of or relating to any Transaction Agreement, or the performance, interpretation, breach, termination or validity thereof (including the validity, scope and enforceability of this arbitration provision) (a "Dispute"), shall be resolved through friendly consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation stating specifically the nature of the Dispute. All communications made pursuant to this Section 14.2 shall be treated as communications for the purpose of settlement and as such shall be deemed to be confidential and inadmissible in any subsequent arbitration or litigation.

     14.3 Arbitration. If the Dispute cannot be resolved within thirty (30) days following the date on which such written request is given under Section 14.2, the Dispute may be submitted to arbitration upon the request of either party hereto and shall be finally resolved by an arbitral tribunal (the "Tribunal") under the Rules of Arbitration of the International Chamber of Commerce (the "ICC") as are in force at the time of any such arbitration (the "Rules") and as may be amended by the rest of this Section 14.3. The Tribunal shall consist of three arbitrators appointed in accordance with the Rules, except as otherwise provided below. Seller and Buyer shall each nominate one arbitrator, obtain its nominee's acceptance of such nomination and deliver written notification of such nomination to the other party hereto within thirty
(30) days after the date of delivery of the request to initiate arbitration. In the event that a party hereto fails to nominate an arbitrator or deliver notification of such nomination to the other party hereto within such time period, upon the request of the other party hereto, such arbitrator shall instead be appointed by the International Court of Arbitration of the ICC within thirty (30) days after receiving such request. The two arbitrators nominated in accordance with the above provisions shall appoint the third arbitrator, obtain the appointee's acceptance of such appointment and notify the parties in writing of such appointment and acceptance within thirty (30) days after the date of nomination of the second arbitrator to be appointed. If the first two arbitrators fail to appoint a third arbitrator or notify the parties of that appointment within this time period, then upon the request of either party, the third arbitrator shall be appointed by the International Court of Arbitration of the ICC within thirty (30) days after receiving such request. The third arbitrator shall serve as chairman of the Tribunal.

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

     14.4 Arbitral Proceedings. The place of arbitration shall be Singapore. All arbitration proceedings shall be conducted in the English language. The arbitrators shall decide any Dispute strictly in accordance with the governing law specified in Section 15.2. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

     14.5 Arbitration Expenses. The costs and expenses of the arbitration, including, without limitation, the fees of the Tribunal, shall be borne equally by the parties, and each party shall pay its own fees, disbursements and other charges of its counsel.

     14.6 Binding Award. Any award made by the Tribunal shall be final and binding on each of the parties. The parties expressly agree to waive the applicability of any Laws and regulations that would otherwise give the right to appeal the decisions of the Tribunal so that there shall be no appeal to any court of law for the award of the Tribunal, and a party shall not challenge or resist the enforcement action taken by the other party in whose favor an award of the Tribunal was given.

     14.7 Service of Process. Each party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses for the giving of notices set forth in Section
13.2. Nothing contained herein shall affect the right of any party to serve such processes, notices or other papers in any other manner permitted by applicable Laws.

     14.8 Waiver of Immunity. To the extent that any party has or may hereafter acquire immunity from jurisdiction of any court or from legal process with respect to itself or its property, on the grounds of sovereign immunity or otherwise, such party hereby irrevocably waives such immunity, to the fullest extent permitted by Law, in respect of its obligations under the Transaction Agreements.

     14.9 Equitable Relief. The parties hereto agree that certain of the services provided under the Transaction Agreements are unique and that irreparable damage may occur in the event that the transactions contemplated by the Transaction Agreements shall not be consummated or in the event that any provisions of the Transaction Agreements shall not be performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that each party hereto may be entitled to seek an injunction to enforce specifically the terms and provisions of the Transaction Agreements, this being in addition to any other remedy to which such party is entitled at Law or equity.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES

IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF THE PARTIES PURSUANT TO THIS AGREEMENT.

     15.2 Governing Law. The execution, validity and performance of and resolution of disputes under this Agreement are governed by the officially published and publicly available Laws of the PRC. When the officially published and publicly available Laws of the PRC do not cover a certain matter, international legal principles and practices shall apply. The parties specifically disclaim the United Nations Convention on Contracts for the International Sale of Goods.

     15.3 Entire Agreement; Amendment. The Transaction Agreements, and all agreements executed on the date hereof or concurrently with the Closing between Seller, Buyer and their respective Affiliates, if applicable, together with all exhibits and schedules thereto, constitute the entire understanding of the parties hereto, superseding all prior agreements or understandings relating to any of the subject matters hereof (including, without limitation, the Term Sheet between Motorola and Buyer). No modification or amendment of the terms and conditions of the Transaction Agreements shall be effective unless in writing and signed by the parties or their respective duly authorized agents.

     15.4 Successors and Assigns. This Agreement inures to the benefit of, and is binding upon, the successors, permitted assigns, distributees and personal representatives of the parties hereto. Neither party may assign its rights or obligations under the Transaction Agreements without the express written consent of the other party.

     15.5 Headings. This Agreement shall not be interpreted by reference to any of the titles or headings to the sections or paragraphs of this Agreement, which have been inserted for convenience purposes only and are not deemed a part hereof.

     15.6 Schedules; Exhibits. This Agreement is deemed to include all of the schedules and exhibits hereto, which are made a part hereof by this reference thereto.

     15.7 Counterparts. This Agreement may be executed in one or more counterparts, including counterparts transmitted by facsimile or electronic transmission, all of which together shall be deemed to constitute one and the same instrument.

     15.8 Gender and Number. This Agreement shall be construed by the actual gender and/or number of the person, persons, entity and/or entities referenced herein, regardless of the gender and/or number used in such reference.

     15.9 Severability. This Agreement shall be fully enforceable and effective as to the parties hereto as to its remaining provisions in the event any provision is held to be invalid, illegal or unenforceable.

     15.10 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any person other than the parties hereto and their respective successors and permitted assigns.

     15.11 No Waiver. Any failure or delay on the part of either party in the exercise of any right or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or any other right or privilege.

     15.12 Language. This Agreement is composed in English and Chinese. The English version of this Agreement shall be the valid, binding, superceding and governing version in the event that there is a dispute with respect to the meaning of the text between the English version and the Chinese version of this Agreement.

                            [Signature pages follow]


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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        SELLER:

                                        MOTOROLA (CHINA) ELECTRONICS LIMITED,

                                        a company organized under the laws of
                                        the People's Republic of China

                                        By:     /s/ Jenny Wang
                                            __________________________________

                                        Name:   Jenny Wang
                                              ________________________________

                                        Title:  Director
                                               _______________________________

                                        BUYER:

                                        SEMICONDUCTOR MANUFACTURING
                                        INTERNATIONAL CORPORATION,

                                        a company organized under the laws of
                                        the Cayman Islands

                                        By:     /s/ Richard R. Chang
                                            __________________________________

                                        Name:   Richard R. Chang
                                              ________________________________

                                        Title:  President and CEO
                                               _______________________________


                   Signature Page to Asset Purchase Agreement